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                                                                     EXHIBIT 2.1

                          AGREEMENT AND PLAN OF MERGER

         THIS AGREEMENT AND PLAN OF MERGER, dated as of December 24, 1996, is by and among Eldorado Bancorp, a California corporation ("Eldorado"), and Commerce Security Bancorp, Inc., a Delaware corporation ("CSBI").

         WHEREAS, CSBI desires to acquire all of the capital stock of Eldorado and its operating bank subsidiary, Eldorado Bank (the "Bank"), by means of a merger of a direct or indirect subsidiary of CSBI ("Merger Sub") with and into Eldorado on the terms and for the consideration provided herein;

         WHEREAS, CSBI has conditioned its acquisition of Eldorado on Eldorado making certain representations and warranties, and on Eldorado taking certain actions and refraining from certain other actions prior to the closing of the Merger, each as provided herein;

         WHEREAS, the Board of Directors of Eldorado deems it desirable and in the best interests of Eldorado's shareholders for Eldorado to be acquired by CSBI for the consideration and on the other terms provided herein, including by taking the actions required hereunder and by refraining from the other actions prohibited hereunder;

         NOW THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and other agreements set forth herein, and intending to be legally bound hereby, the Parties agree as follows:


                                    ARTICLE I
                      DEFINITIONS AND RULES OF CONSTRUCTION

         1.1 DEFINITIONS. Capitalized terms contained in this Agreement and not defined in the preamble or the recitals above shall have the meanings set forth in this Section 1.1:

         "AGREEMENT" means this Agreement and Plan of Merger, including all Disclosure Schedules and Exhibits hereto, as the same may be hereafter amended.

         "BANK MERGERS" means the mergers and/or consolidations of the Bank, Liberty National Bank and San Dieguito National Bank contemplated to occur contemporaneously with or as soon as practicable following the Effective Time.

         "BANK REGULATORS" means Federal or state Governmental Entities charged with the supervision or regulation of banks or bank holding companies or engaged in the insurance of bank deposits.

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         "BOARD OF DIRECTORS" means, except where another entity is expressly referenced, the Board of Directors of Eldorado, as elected and qualified from time to time.

         "BORROWER GROUP OBLIGATIONS" means all loans from Eldorado and other obligations to Eldorado of the applicable borrower, of all guarantors of such borrower, and of all affiliates and associates of such borrower and guarantors; provided, however, that Borrower Group Obligations do not include any portion of an SBA Loan that has been sold without recourse to a third party.

         "BUSINESS DAY" means each Monday, Tuesday, Wednesday, Thursday or Friday that banks in Los Angeles, California are not required or permitted by Law to be closed.

         "CLASSIFIED ASSET" means (a) any loan or lease asset that is classified on the books and records of Eldorado as "Substandard", "Doubtful" or "Loss" in accordance with Loan rating standards applied generally by the FDIC or the Federal Reserve Bank of San Francisco, and (b) any property classified on the books and records of Eldorado as OREO.

         "CLOSING" means the closing of the Merger, to be held on the Closing Date at a location fixed pursuant to Section 8.1.

         "CLOSING DATE" shall mean the date fixed pursuant to Section 8.1.

         "COMMON STOCK" means the common stock of Eldorado, no par value.

         "CORPORATIONS CODE" means the California Corporations Code, as amended through the applicable date.

         "CRITICIZED ASSET" means any Classified Asset and any other loan or lease asset of Eldorado with a rating of "5", "6", "7" or "8" on the books and records of Eldorado in accordance with Eldorado's loan rating policy, consistently applied in accordance with the FDIC Rules and Guidelines as described in the rules and regulations promulgated by the FDIC.

         "CSBI" means Commerce Security Bancorp, Inc. and, unless the context clearly indicates to the contrary, together with the following entities considered on a consolidated basis (with respect only to the stated time periods, where applicable): SDN; San Dieguito National Bank; Liberty National Bank at all times from and after March 31, 1996; and Commerce Security Bank at all times from and after September 1, 1996,

         "CSBI'S KNOWLEDGE" means the actual knowledge of the following executive officers of CSBI or its subsidiaries: Robert P. Keller, Curt A. Christianssen, Philip S. Inglee and Paul F. Rodeno.


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         "CSBI SUBSIDIARY PREDECESSORS" means Liberty National Bank all times through and including March 30, 1996, and Commerce Security Bank all times through and including August 31, 1996.

         "DEPOSIT" shall have the meaning set forth in Section 2.7.

         "DEPOSIT ESCROW AGENT" shall mean First Trust of California, National Association.

         "DEPOSIT ESCROW AGREEMENT" means that certain Deposit Escrow Agreement, dated as of even date herewith, by and among CSBI, Eldorado and the Deposit Escrow Agent, which relates to the Deposit.

         "DISCLOSURE SCHEDULES" means the several Schedules referenced in
Article III.

         "DISCLOSURE SUPPLEMENT" shall have the meaning set forth in Section
5.5.

         "DISSENTING SHARES" means all shares of Common Stock whose holders have perfected dissenters' rights under Chapter 13 of the Corporations Code in the manner provided therein.

         "EFFECTIVE TIME" means the time as of which the Merger is deemed to have become effective, as agreed upon by the Parties.

         "ELDORADO" means Eldorado Bancorp and, unless the context clearly indicates to the contrary, together with Eldorado Bank considered on a consolidated basis; provided, however,that the inclusion in certain instances (for increased clarity) of the parenthetical "(including the Bank)", or a phrase of like import, following a reference to Eldorado shall not of itself imply that the Bank is not to be included in any other reference to Eldorado.

         "ELDORADO BANCORP" shall mean Eldorado Bancorp, a California corporation.

         "ELDORADO BENEFIT PLAN" means any employee benefit plan or arrangement (including any "employee benefit plan" as defined in Section 3(3) of ERISA) maintained or contributed to by Eldorado (including the Bank) or by any trade or business, whether or not incorporated (an "ERISA Affiliate"), which together with Eldorado would be deemed a "single employer" within the meaning of Section 4001 of ERISA.

         "ELDORADO'S KNOWLEDGE" means the actual knowledge of the following executive officers of Eldorado: J. B. Crowell, Raymond E. Dellerba, David R. Brown, Elaine Crouch and William E. Lewis.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.


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         "ERISA AFFILIATE" shall have the meaning set forth in the definition of
Eldorado Benefit Plan.

         "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended.

         "EXCHANGE AGENT" means a banking institution or corporate trust company reasonably satisfactory to Eldorado that CSBI shall appoint to act as exchange agent hereunder.

         "EXCLUDED OPTIONS" means Options with respect to which CSBI has entered into separate cancellation agreements pursuant to the last sentence of Section 2.5,

         "EXCLUDED SHARES" means shares of Common Stock owned as of the Effective Time by Eldorado, CSBI or any direct or indirect subsidiary of CSBI, in each case other than shares owned in a fiduciary capacity or as a result of debts previously contracted.

         "EXPENSES" means all out-of-pocket legal, accounting, consulting and other fees and expenses reasonably incurred by the applicable Party (including, in each case, those of the Party's subsidiaries) in connection with the Merger and the Bank Mergers, including expenses incurred in connection with the preparation of this Agreement and all negotiations, due diligence and other activities conducted prior hereto, and including all broker's, finder's and similar fees and expenses relating to the Merger, but excluding underwriting fees or discounts, placement agent fees, and any amount payable pursuant to a so-called standby subscription agreement.

         "FDIC" means the Federal Deposit Insurance Corporation.

         "GAAP" means Generally Accepted Accounting Principles as in effect in the United States, consistently applied.

         "GOVERNMENTAL ENTITY" means any administrative agency, commission, court or other governmental authority or instrumentality, domestic or foreign, including any government- sponsored corporation having regulatory authority under law.

         "HAZARDOUS MATERIAL" means any pollutant, contaminant, waste or hazardous or toxic substance regulated by Law as such, and petroleum or petroleum products.

         "IMPARTIAL ARBITER" means a big-six accounting firm other than Price Waterhouse LLP and KPMG Peat Marwick LLP (or any other firm then engaged as external auditors by either Party), selected by CSBI with the reasonable concurrence of Eldorado.

         "INDEMNIFICATION AGREEMENTS" shall have the meaning given that term in
Section 5.11.2.


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         "INDEMNIFIED PERSON" shall have the meaning given that term in Section
5.11.2.

         "IRS" means the United States Internal Revenue Service.

         "LAW" means any statute, law, ordinance, rule, regulation or administrative policy of any Governmental Entity that is applicable to the referenced Person.

         "MATERIAL ADVERSE EFFECT" means, with respect to any Person, a material adverse effect on the business, properties, assets (including loan portfolios), liabilities (whether absolute, contingent or otherwise), operations, liquidity, income or condition (financial or otherwise) of such Person, considered as a whole together with its subsidiaries and including such an effect caused indirectly through any of its subsidiaries, or on the ability of such Person to consummate the Merger on the terms hereof; provided, however, that a Material Adverse Effect does not include a change with respect to, or effect on, such Person resulting from a change in Law, GAAP, or RAP, or a change with respect to, or effect on, such Person resulting from any other matter affecting financial institutions or their holding companies generally.

         "MERGER" means the merger of Merger Sub with and into Eldorado as more particularly described in Section 2.1.

         "MERGER CONSIDERATION" shall have the meaning given that term in
Section 2.3.1.

         "MERGER SUB" means SDN or, in the discretion of CSBI, such other direct or indirect subsidiary of CSBI as it may hereafter designate.

         "MONTHLY FINANCIAL STATEMENTS" shall have the meaning given that term in Section 5.7.

         "MOST RECENT FINANCIAL STATEMENTS" means Eldorado's unaudited balance sheet at the Most Recent Balance Sheet Date, and the related statements of income and shareholders' equity for the nine month period ended at the Most Recent Balance Sheet Date.

         "MOST RECENT BALANCE SHEET DATE" means September 30, 1996.

         "NON-CONTRACT EMPLOYEES" means employees of Eldorado who are not parties to employment agreements with Eldorado, as listed on Schedule 3.17 or
Schedule 3.18.1.

         "OPTION" means an option to purchase shares of Common Stock that has been granted under any of the Eldorado Bancorp 1989 Stock Option Plan, the Eldorado Bancorp 1992 Stock Option Plan, the Eldorado Bancorp 1995 Stock Option Plan or the Eldorado Bancorp Amended and Restated Employee Stock Purchase Plan, without regard to whether such option has yet


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vested or otherwise become exercisable as of the applicable date but excluding options that have expired or been exercised as of the applicable date.

         "OPTIONHOLDER" means each Person who is the holder of an Option as of immediately prior to the Effective Time.

         "OPTION CANCELLATION PAYMENT" shall have the meaning given that term in
Section 2.5.

         "OREO" means real property (i) acquired by Eldorado in the ordinary course of its banking business through purchase at a foreclosure sale conducted on a lien in favor of Eldorado (or a comparable sale by a trustee under a deed of trust) or by acceptance of a deed in lieu of foreclosure or (ii) any asset of Eldorado classified as "in-substance foreclosure" on the books and records of Eldorado.

         "PARTIES" means, collectively, Eldorado and CSBI.

         "PERMITS" means permits, licenses, variances, exemptions, orders and approvals of any applicable Governmental Entity.

         "PERSON" means any natural person, corporation, limited liability company, general or limited partnership, limited liability partnership, joint venture, joint stock company, trust, unincorporated organization, association, sole proprietorship, governmental body, or agency or political subdivision of any government.

         "PROXY STATEMENT" means the proxy statement by which Eldorado will solicit proxies from the Shareholders for the approval of the Merger, including any amendment or supplement thereto.

         "QUALIFYING STRATEGIC TRANSACTION PROPOSAL" shall have the meaning given that term in Section 5.1.3.

         "RAP" means Regulatory Accounting Principles, as interpreted by the FDIC.

         "RECOMMENDATION OF APPROVAL" means an unqualified recommendation by the Board of Directors to the Shareholders that such Shareholders approve the Merger and the principal terms of this Merger Agreement; provided, however, that, in the event that Alex Sheshunoff & Co. withdraws or adversely modifies the fairness opinion described in Section 3.23 prior to the Shareholder Meeting, an explanation in the Proxy Statement of the facts giving rise to such withdrawal or modification shall not, of itself, cause the Board's recommendation to be deemed "qualified."


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         "REDEMPTION" shall have the meaning given that term in Section 2.3.3.

         "REGULATORY AGREEMENT" means any regulatory agreement, memorandum of understanding or similar agreement with, any cease and desist or similar order or directive entered or issued by, any commitment letter or similar undertaking to, any extraordinary supervisory letter from, or any board of directors resolutions adopted at the request of, any Bank Regulator.

         "REPRESENTATIVES" means each of the applicable Person's directors, officers, employees, agents, representatives and advisors.

         "SBA LOANS" means loans guaranteed by the U.S. Small Business Administration.

         "SDN" means SDN Bancorp, Inc., a Delaware corporation and a wholly-owned subsidiary of CSBI.

         "SEC" means the Securities and Exchange Commission.

         "SECURITIES ACT" means the Securities Act of 1933, as amended.

         "SECURITIES FILINGS" mean all reports, schedules, registration statements and definitive proxy statements required to be filed by Eldorado pursuant to the Exchange Act with the SEC since January 1, 1994, as such documents have been amended since the time of their filing.

         "SHAREHOLDER MEETING" means a meeting of the Shareholders as described in Section 5.2.1.

         "SHAREHOLDERS" means the holders of the Common Stock as of the applicable time.

         "STRATEGIC TRANSACTION" means (a) at all times prior to and including the time of any termination of this Agreement, (i) any purchase or other acquisition of 20% or more of the assets, assumption of 20% or more of the liabilities, or purchase or other acquisition of 20% or more of the equity (on a pro forma basis) of Eldorado (including the Bank), (ii) any merger or other business combination involving Eldorado or the Bank, (iii) any recapitalization involving Eldorado or the Bank resulting in an extraordinary dividend or distribution to Eldorado or the Shareholders, or (iv) any self-tender for or redemption of 35% or more of the Common Stock, and (b) at all times following any termination of this Agreement, (i) any purchase or other acquisition of 35% or more of the assets, assumption of 35% or more of the liabilities, or purchase or other acquisition of 35% or more of the equity (on a pro forma basis) of Eldorado (including the Bank), (ii) any merger, recapitalization or other transaction involving Eldorado


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or the Bank as a result of which the then-existing Shareholders receive or retain less than 65% of the equity securities of the resulting entity.

         "STRATEGIC TRANSACTION PROPOSAL" means any proposal regarding a Strategic Transaction.

         "SURVIVING CORPORATION" means the corporation that is the survivor of the Merger.

         "TAX" means, except where the context clearly requires otherwise, all Federal, state, local and foreign income, profits, franchise, gross receipts, payroll, sales, employment, use, property, withholding, excise, occupancy and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts.

         "TERMINATION FEE" shall have the meaning given that term in Section 7.5.1.

         "VIOLATION" means a conflict with, violation of, default under, creation of a right of termination under, cancellation of, acceleration of any obligation under, loss of a material benefit under, or creation of any lien, pledge, security interest, charge or other encumbrance on assets under, the referenced Law, organic document, agreement or other instrument, in each case with or without notice or lapse of time, or both.

         1.2 RULES OF CONSTRUCTION. The following rules of construction shall apply to the interpretation of this Agreement:

               1.2.1 All references to Sections and Articles shall, unless another agreement is expressly referenced, mean the applicable sections or articles of this Agreement. All references to Schedules shall mean the applicable Disclosure Schedule.

               1.2.2 The section titles and other headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of any provisions of this Agreement.

               1.2.3 Whenever used in this Agreement, the word "including" shall be non-exclusive and shall mean "including without limitation."

               1.2.4 The terms "herein", "hereunder", and terms of similar import refer to this Agreement as a whole and not to the specific Section or
Article in which they are used.


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                                   ARTICLE II
                                   THE MERGER

        2.1 THE MERGER. Eldorado and Merger Sub shall be the constituent corporations to the Merger. Subject to the terms and conditions of this Agreement, at the Effective Time, the Merger shall be effected by means of a merger (hereinafter sometimes referred to as the "Merger") of Merger Sub with and into Eldorado in accordance with Section 1108 of the Corporations Code and
Section 252 of the Delaware General Corporation Law, to be effected in California by the filing of an Agreement of Merger substantially in the form attached hereto as Exhibit 2.1 and to be effected in Delaware by the filing of an appropriate Certificate of Merger. In accordance with each such statute, at the Effective Time, the corporate existence of Merger Sub shall be merged into Eldorado, and Eldorado shall be the Surviving Corporation and shall continue its corporate existence under the laws of the State of California.

        2.2 CORPORATE DOCUMENTS, DIRECTORS AND OFFICERS. From and after the Effective Time and thereafter until amended as provided by law, the Articles of Incorporation and By-laws of the Surviving Corporation shall be the Articles of Incorporation and By-laws of Eldorado as in effect immediately prior to the Effective Time. The directors and officers of the Surviving Corporation initially shall be comprised of all of the directors and officers of Merger Sub immediately prior to the Effective Time, and each such director or officer shall serve until his or her successor has been duly elected or appointed and qualified or until his or her earlier death, resignation or removal in accordance with the terms of the Surviving Corporation's Articles of Incorporation and By-laws.

         2.3 TREATMENT OF COMMON STOCK AND MERGER SUB STOCK.

               2.3.1 Conversion of Common Stock. At the Effective Time, each share of Common Stock issued and outstanding immediately prior to the Effective Time, excluding Dissenting Shares and Excluded Shares, shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive, in cash, the sum of $23.00 (the "Merger Consideration"). All shares of Common Stock converted into the right to receive the Merger Consideration pursuant to the preceding sentence shall, as of the Effective Time, no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each certificate previously representing any such shares shall thereafter represent only the right to receive the Merger Consideration into which the shares of Common Stock represented by such certificate have been converted. As of the Effective Time, all Excluded Shares shall cease to exist and the certificates for such shares shall, as promptly as practicable thereafter, be cancelled and no payments shall be made in consideration therefor.


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               2.3.2 Dissenting Shares. Notwithstanding anything in this
Agreement to the contrary, Dissenting Shares shall not be converted into the right to receive, or be exchangeable for, the Merger Consideration provided for in Section 2.3.1 hereof, but, instead, the holders thereof shall be entitled to payment for such Dissenting Shares in accordance with the provisions of Chapter 13 of the Corporations Code unless and until a holder of Dissenting Shares shall have failed to perfect or shall have effectively withdrawn or lost such holder's rights to appraisal and payment, as the case may be. Eldorado shall (a) give CSBI prompt written notice of (x) the identities of all Shareholders who have perfected rights to dissent pursuant to Corporations Code Chapter 13 and (y) the receipt of any notice from a Shareholder demanding the purchase of his, her or its shares, (b) not settle or offer to settle any such demands without the prior written consent of CSBI, and (c) not, without the prior written consent of CSBI, waive any vote in favor of the Merger or failure of a Shareholder timely to take any other action required under Corporations Code Chapter 13.

               2.3.3 Payment to Exchange Agent. Subject to the terms and conditions hereof, and subject to reduction by (a) the amount of the Deposit and
(b) any amount funded by Eldorado in accordance with the immediately following sentence, immediately prior to the Closing CSBI shall deliver or cause to be delivered to the Exchange Agent, for the benefit of the Shareholders, such amount of cash (in same day funds) as is sufficient to pay the aggregate Merger Consideration that Shareholders are entitled to receive pursuant to Section
2.3.1. Subject to the terms and conditions hereof, immediately prior to the Closing Eldorado shall pay to the Exchange Agent, for inclusion in the Merger Consideration, such amount of cash (in same day funds) (the "Redemption"), if any, as to which payment (x) CSBI has obtained all necessary approvals by Bank Regulators and (y) CSBI's California counsel has reasonably determined, and has so advised the Board of Directors, that such payment will not result in a violation of Section ___ et seq. of the California Financial Code or any other provision of law applicable to Eldorado or the Bank. The directors and officers of Eldorado shall be entitled to rely on such determination by CSBI's counsel, without separate investigation by such directors and/or officers, and CSBI shall indemnify and hold harmless each director and officer of Eldorado against any liability arising out of any payment of a Redemption by Eldorado to the full extent provided under Section 5.11.2.

               2.3.4 Conversion of Merger Sub Stock. At the Effective Time, the shares of common stock of Merger Sub then issued and outstanding shall be converted into a like number of shares of common stock of the Surviving Corporation, which thereafter shall constitute all of the issued and outstanding shares of common stock of the Surviving Corporation. From and after the Effective Time, the authorized capital stock of the Surviving Corporation shall consist of the authorized capital stock of Merger Sub.


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        2.4       EXCHANGE OF CERTIFICATES.

               2.4.1 Common Stock Exchange Procedures. After the Effective Time, each holder of a certificate or certificates theretofore representing shares of issued and outstanding Common Stock (other than the Dissenting Shares and Excluded Shares) shall, upon the surrender of such certificates to the Exchange Agent, be entitled to receive in exchange therefor the amount of cash into which Common Stock theretofore represented by the certificate or certificates so surrendered shall have been converted as provided in Section 2.3.1, without interest and subject to any required withholding of Taxes. The holder of a certificate that prior to the Merger represented issued and outstanding shares of Common Stock shall have no rights, after the Effective Time, with respect to such shares except to surrender the certificate in exchange for cash without interest thereon or, if applicable, to perfect such rights as a holder of Dissenting Shares as such holder may have pursuant to the applicable provisions of Chapter 13 of the Corporations Code. Within two (2) Business Days after the Effective Time, the Surviving Corporation will send, or will cause the Exchange Agent to send, to each holder of Common Stock at the Effective Time a letter of transmittal for use in such exchange; provided, however, that, to the extent permitted by law, CSBI agrees to make appropriate arrangements for the earlier surrender of share certificates and payment in same-day funds immediately following the Effective Time with respect to any Shareholder who will receive in excess of $1,000,000 of Merger Consideration.

               2.4.2 Certain Taxes. If any payment for shares of Common Stock is to be made in a name other than that in which the certificate surrendered in exchange therefor is registered, it shall be a condition of such payment that the certificate so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the person requesting such exchange shall pay to the Exchange Agent, in advance, any transfer or other Taxes required by reason of the payment to a person other than the registered holder of the certificate surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

               2.4.3 Lost, Stolen or Destroyed Certificates. In the event any certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond in such amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed certificate the cash deliverable in respect thereof pursuant to
Section 2.4.1.

               2.4.4 Unclaimed Monies. Any portion of the cash paid to the Exchange Agent by or on behalf of CSBI (together with any investment income earned thereon) that remains

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unclaimed by the Shareholders pursuant to the provisions of Section 2.4.1 six months after the Closing Date shall be returned to CSBI, upon demand, and any Shareholder who has not exchanged his, her or its shares of Common Stock for the Merger Consideration in accordance with Section 2.4.1 prior to that time shall thereafter look solely to CSBI for payment in respect of such shares. Notwithstanding the foregoing, neither CSBI, the Surviving Corporation, the Bank, the Exchange Agent nor any other Person shall be liable to any Shareholder for any amount paid to a public official pursuant to applicable abandoned property laws.

        2.5 TREATMENT OF OPTIONS. Immediately prior to the Effective Time, each holder of a then-outstanding Option shall be entitled (whether or not such Option is then vested or exercisable) to receive, in cancellation of such option, a cash payment (an "Option Cancellation Payment") in an amount equal to the excess of the Merger Consideration over the per-share exercise price of such Option, multiplied by the number of shares of Common Stock covered by such Option, subject to any required withholding of Taxes. Nothing in this Section
2.5 shall be construed as preventing a holder from exercising his or her Option prior to the Effective Time. Such Option Cancellation Payments shall be paid contemporaneously with the Closing. Eldorado shall take appropriate steps to obtain from each of the several Optionholders a cancellation agreement, in form and substance acceptable to CSBI, cancelling each outstanding Option in consideration of the applicable Option Cancellation Payment. Notwithstanding the foregoing, CSBI may enter into agreements with one or more Optionholders, in the sole discretion of CSBI and such Optionholder, providing for the cancellation of some or all of such holder's Options for consideration consisting of options to purchase CSBI common stock or for any other mutually agreeable consideration, in each case in lieu of an Option Cancellation Payment, provided only that no such agreement shall provide for a cash payment to the applicable Optionholder in excess of the Option Cancellation Payment to which such Optionholder would otherwise be entitled.

        2.6 CLOSING OF TRANSFER BOOKS. At the Effective Time, the transfer books for Common Stock shall be closed, and no transfer of shares of Common Stock shall thereafter be made on such books. If, after the Effective Time, certificates representing such shares are presented for transfer to the Exchange Agent, they shall be cancelled and exchanged for the Merger Consideration as provided in this Article II.

        2.7 DEPOSIT BY CSBI. Concurrently herewith, (a) CSBI is delivering to the Deposit Escrow Agent the sum of Four Million Five Hundred Thousand Dollars ($4,500,000) (together with all earnings thereon, the "Deposit"), and (b) CSBI, Eldorado and the Deposit Escrow Agent are entering into the Deposit Escrow Agreement. Upon the Closing, the Deposit shall be disbursed to the Exchange Agent. The disposition of the Deposit upon any termination of this Agreement shall be in accordance with Section 7.5.2. Each of CSBI and Eldorado shall promptly take such steps as may be necessary to effect this Section, including, without

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limitation, issuing such written instructions and taking such other actions as the Deposit Escrow Agent may request. Except to the extent provided to the contrary in subsection 7.6.3(c) or in the Deposit Escrow Agreement, the disposition of the Deposit pursuant to this Section 2.7 shall not prejudice any rights or remedies that the Parties may otherwise have pursuant to this Agreement.


                                   ARTICLE III
                   REPRESENTATIONS AND WARRANTIES OF ELDORADO

         Except where a different date is expressly specified, and subject to the exceptions stated herein (including those contained in any Disclosure Schedule applicable to each given Section), Eldorado makes the representations and warranties set forth below as of the date of this Agreement:

        3.1       ORGANIZATION, STANDING AND POWER.

                  (a) Eldorado is a business corporation duly organized, validly existing and in good standing under the laws of the State of California. Eldorado has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business substantially as now being conducted, and is duly qualified and in good standing to do business in each jurisdiction in which a failure to be so qualified would have a Material Adverse Effect on Eldorado. Copies of the Articles of Incorporation and By-Laws of Eldorado, including all amendments thereto as of the date of this Agreement, have been delivered to CSBI and are complete and correct. The minute books of Eldorado accurately reflect in all material respects all corporate actions held or taken by the Shareholders or the Board of Directors, including all committees of such Board of Directors.

                  (b) The Bank is a commercial banking corporation duly organized, validly existing and in good standing under the laws of the State of California. The Bank is a wholly-owned subsidiary of Eldorado. The Bank currently maintains, and at all times prior hereto has maintained, insurance of its deposits under the Bank Insurance Fund (including, if formed prior to the Closing Date, the Deposit Insurance Fund) of the FDIC, and all premiums and assessments required in connection therewith have been paid by the Bank as the same have become due. The Bank has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business substantially as now being conducted and is duly qualified to do business in each jurisdiction in which a failure to be so qualified would have a Material Adverse Effect on it. The minute books of the Bank accurately reflect in all material respects all corporate actions held or taken by the Bank's shareholder(s) and Board of Directors, including all committees of such Board of Directors.

        3.2       CAPITAL STRUCTURE.

               3.2.1 Capital Stock of Eldorado. The authorized capital stock of Eldorado consists of 12,500,000 shares of Common Stock, no par value, and 5,000,000 shares of preferred stock, no par value. As of the date hereof, 3,787,734 shares of Common Stock are issued and outstanding, no shares of Common Stock are held in treasury by Eldorado and no shares of Eldorado preferred stock are either issued and outstanding or held in treasury by Eldorado. As of the date hereof, the only shares of Common Stock reserved for future issuance are 314,233 shares of Common Stock reserved for issuance upon the exercise of outstanding Options. No shares of Eldorado preferred stock are reserved for future issuance. All outstanding shares of Common Stock have been validly issued and are fully paid and nonassessable and are not subject to preemptive rights. All of the issued and outstanding shares of Common Stock have been offered and sold by Eldorado in compliance with applicable federal and state securities Laws and issued in compliance with any preemptive right held by any Person. Except as set forth on Schedule 3.2.1, as of the date hereof there are no dividends which have accrued or been declared but are unpaid on the Common Stock. Eldorado has no contractual obligation to register any shares of Common Stock under the Securities Act.

               3.2.2 Capital Structure of Bank. The authorized capital stock of the Bank consists of 4,000,000 shares of common stock, $1.25 par value, of which 1,031,190 shares are issued and outstanding. All issued and outstanding shares of the Bank's common stock are held, of record and beneficially, by Eldorado, have been validly issued and are fully paid and non-assessable (except as provided under the California Financial Code), and are held free and clear of any liens, claims or other encumbrances. No shares of the Bank's common stock are held in treasury by the Bank, and no shares are reserved for future issuance.

               3.2.3 Other Securities. Excepting as set forth on Schedule 3.2.3, there are no options, warrants, calls, rights, commitments or agreements of any character to which either Eldorado or the Bank is a party or by which Eldorado or the Bank is bound obligating the applicable entity to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other securities of Eldorado or the Bank or obligating Eldorado or the Bank to grant, extend or enter into any such option, warrant, call, right, commitment or agreement. The aggregate exercise price of all Options outstanding as of the date hereof is $3,226,801.10. Schedule 3.2.3 hereto sets forth, with regard to each Option outstanding as of the date hereof, the name of the holder, the number of shares of Common Stock the holder is entitled to purchase, the exercise price, the date of grant and the term of the Option. There are no outstanding contractual obligations of either Eldorado or the Bank to repurchase, redeem or otherwise acquire any shares of capital stock of Eldorado. There are no bonds, debentures, notes or other instruments evidencing indebtedness of either Eldorado or the Bank issued or outstanding that entitle the holders thereof to vote on any matters on which Shareholders may vote.

        3.3 INTERESTS IN OTHER ENTITIES. Excepting only the Bank and as set forth on Schedule 3.3, Eldorado does not hold more than 1% of the outstanding equity securities of any corporation or other entity, and is not a member of any partnership, joint venture or similar entity or collectivity, or a party to any partnership agreement or joint venture agreement, however named. Eldorado does not hold any "Acquisition, Development and Construction" ("ADC") loans, as that term is used under GAAP.

        3.4 AUTHORITY AND RELATED MATTERS. Subject only to the approvals of the Shareholders as specified in the immediately following sentence, Eldorado (a) has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby (including the Merger), and
(b) has duly authorized the execution and delivery of this Agreement and the consummation of such transactions (including the Merger) by all necessary corporate action on the part of Eldorado. The only vote of the holders of any class or series of Eldorado's securities necessary to approve this Agreement or the consummation of the Merger is the affirmative vote of the holders of a majority of the outstanding shares of Common Stock entitled to vote thereon approving the Merger. No other corporate proceedings on the part of Eldorado not heretofore taken are necessary to approve this Agreement or to consummate the Merger. This Agreement has been duly executed and delivered by Eldorado and (assuming due authorization, execution and delivery by CSBI) constitutes the valid and binding obligation of Eldorado, enforceable in accordance with its terms, subject only to Laws regarding bankruptcy, insolvency, reorganization moratorium or otherwise affecting creditors' rights generally, and to the application of general principles of equity (whether considered in a proceeding at law or in equity).

        3.5 CONFLICTS. Except as described on Schedule 3.5, the execution and delivery of this Agreement does not, and the consummation of the Merger will not, result in any Violation of any provision of the Articles of Incorporation or By-laws of Eldorado, and subject to obtaining or making the consents, approvals, orders, authorizations, registrations, declarations and filings included among Eldorado's Governmental Approvals, the execution and delivery of this Agreement does not, and the consummation of the Merger will not, result in any Violation of any Law, any loan or credit agreement, note, mortgage, indenture, lease, employee benefit plan or other agreement, obligation, instrument, permit, concession, franchise or license, or any judgment, order or decree, applicable to Eldorado or its properties or assets which latter Violation, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect on Eldorado.

        3.6 CONSENTS. Except as disclosed on Schedule 3.6 (collectively, the "Eldorado Governmental Approvals"), no consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required in connection with Eldorado's execution and delivery of this Agreement or its consummation of the Merger, as to which the failure to obtain the same would have a Material Adverse Effect on Eldorado or materially interfere with Eldorado's ability to consummate the Merger.

        3.7 SECURITIES FILINGS AND FINANCIAL STATEMENTS.

               3.7.1 Eldorado has filed all Securities Filings required to be filed by it with the SEC since January 1, 1994. As of their respective dates, the Securities Filings filed by Eldorado complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC applicable to such Securities Filings, and none of the Securities Filings contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

               3.7.2 The consolidated financial statements of Eldorado included in the Securities Filings comply as to form in all material respects with applicable accounting requirements and with the rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Form 10-Q), are complete and correct in all material respects and present fairly, in all material respects, the financial position of Eldorado (consolidated with any subsidiaries then in existence) as of the dates thereof and the results of its (their) operations and cash flows for the periods then ended. All material agreements, contracts and other documents required to be filed as exhibits to any of the Securities Filings have been so filed. The books and records of Eldorado have been, and are being, maintained in all material respects in accordance with GAAP and reflect only actual transactions.

        3.8 REGULATORY FILINGS AND AGREEMENTS. Eldorado has timely filed all material reports, registrations and statements, together with any amendments required to be made with respect thereto, that it was required to file since December 31, 1993 with any Bank Regulator, and all other material reports and statements required to be filed by it since December 31, 1993, including any report or statement required to be filed pursuant to the Laws of the United States (including those of the Board of Governors of the Federal Reserve and the FDIC) or the State of California, and has paid all fees and assessments due and payable in connection therewith. Except for normal examinations conducted by a Bank Regulator in the regular course of Eldorado's business or as disclosed on
Schedule 3.8, no Bank Regulator has initiated any proceeding or investigation into the business or operations of Eldorado since December 31, 1993 or, to Eldorado's Knowledge, is currently contemplating the initiation of any proceeding or investigation. Except as disclosed on Schedule 3.8, Eldorado is not a party to or subject to any Regulatory Agreement with or from any Bank Regulator that restricts the conduct of Eldorado's business or in any manner relates to its capital adequacy, credit policies, loan origination practices or management nor has Eldorado been notified that any Bank Regulator is contemplating issuing or requesting (or considering the appropriateness of issuing or requesting) any such Regulatory Agreement. Except as disclosed on Schedule 3.8, there exists no material unresolved violation, criticism or exception identified by any Bank Regulator with respect to any report or statement of Eldorado, or relating to any examination of Eldorado.

        3.9 UNDISCLOSED LIABILITIES. Except (a) as and to the extent reflected in the Most Recent Financial Statements, (b) as and to the extent reflected on
Schedule 3.9, (c) obligations (including guarantees and letters of credit) not required by GAAP to be reflected, reserved against or disclosed in the Most Recent Financial Statements, all of which obligations are set forth on Schedule
3.9 and none of which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, and (d) obligations incurred in the ordinary course of business consistent with past practice since the Most Recent Balance Sheet Date, Eldorado does not have any liabilities, commitments or obligations of any nature, whether absolute, accrued, contingent or otherwise, and whether due or to become due, which relate to transactions entered into, or any state of facts existing, on or before the date hereof and which would be required under GAAP to be shown on an audited balance sheet as of the date hereof or referenced in notes thereto if such balance sheet or notes existed.

        3.10 CRITICIZED ASSETS, RESERVES AND CERTAIN OTHER ASSETS. As of the date specified on Part A of Schedule 3.10 (which date is not earlier than three
(3) Business Days prior to the date hereof), and excepting assets with respect to which the aggregate Borrower Group Obligations are less than $100,000, the only assets of Eldorado that were (a) Criticized Assets, or (b) over 90 days delinquent in payment of principal or interest or, to Eldorado's Knowledge, materially in default of any other material provision of the operative documents, whether or not the same are Criticized Assets, are those listed on Part A of Schedule 3.10 hereto (which schedule identifies the loan, the current book balance, the amount of loan loss reserve, if any, specifically allocated thereto, and the loan classification). The loan and other asset classification procedures utilized by Eldorado are in accordance with RAP and prudent banking practice, and are consistently applied. As of the Most Recent Balance Sheet Date, Eldorado's specific allowance for loan losses with regard to Classified Assets was $4,839,000. Part B or Schedule 3.10 hereto sets forth all loans of Eldorado (whether or not they are Classified Assets or are otherwise in default) to any director, executive officer or ten percent shareholder of Eldorado, or to Eldorado's Knowledge, any corporation or enterprise controlling, controlled by or under common control with any of the foregoing.

        3.11 INVESTMENT SECURITIES; DERIVATIVES. Part A of Schedule 3.11 describes all of the investment securities, mortgage backed securities and securities held for sale of Eldorado as of the date hereof, including (to the extent applicable to that type of security) descriptions of such securities, CUSIP numbers, pool face values, coupon rates, book values and market values (approximated by Eldorado management in the case of illiquid securities) and, in each case as of November 30, 1996 (or as of the date of acquisition, if later acquired). Except as disclosed on Part B of Schedule 3.11, since December 31, 1994, Eldorado has not engaged in any transaction in or involving forwards, futures, options on futures, swaps or other derivative instruments except as agent on the order and for the account of others. To Eldorado's Knowledge, none of the counterparties to any contract or agreement with respect to any such instrument is in default with respect to such contract or agreement and no such contract or agreement, were it to be a loan held by Eldorado, would be a Criticized Asset. The financial position of Eldorado under or with respect to each instrument set forth on Part B of Schedule 3.11 has been reflected on the books and records of Eldorado in accordance with GAAP, and no open exposure of Eldorado with respect to any such instrument (or with respect to multiple instruments with respect to any single counterparty) exceeds $100,000.

        3.12 ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as disclosed on
Schedule 3.12, since September 30, 1996, (a) no event or development has occurred that, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect on Eldorado, and (b) Eldorado has carried on its business in the ordinary and usual course consistent with its past practices. Except (x) as disclosed on Schedule 3.12, (y) increases required by applicable Law or by an employment contract disclosed on Schedule 3.17 or
Schedule 3.18.1, or (z) normal increases with respect to Non-Contract Employees in the ordinary course of business consistent with past practice, since September 30, 1996 Eldorado has not increased the wages, salary, compensation, pension, or other benefits or perquisites payable to any officer, employee or director, granted any severance or termination pay, entered into any contract to make or grant any severance or termination pay, or paid any bonus.

        3.13 COMPLIANCE WITH APPLICABLE LAWS. Except as disclosed in the Securities Filings, the business of Eldorado is, and at all times since December 31, 1992 has been, conducted in compliance with all Laws (including those relating to equal credit, fair lending, fair housing and community reinvestment), except where a failure to so comply, individually or in the aggregate, would not have a Material Adverse Effect on Eldorado. Eldorado holds all Permits that are material to the operation of its business, and is in compliance with the terms of each such Permit except where the failure so to comply, individually or in the aggregate, would not have a Material Adverse Effect on Eldorado. Except as disclosed on Schedule 3.8 or Schedule 3.13, no investigation by any Governmental Entity with respect to Eldorado is pending or, to Eldorado's Knowledge, contemplated.

        3.14 LITIGATION AND OTHER DISPUTES. Except as disclosed on Schedule 3.14, as of the date hereof there is no suit, action, or proceeding pending or, to Eldorado's Knowledge, threatened, against or affecting Eldorado or any of its assets, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against Eldorado the obligations under which have not heretofore been fully performed. Neither (a) any matter disclosed on Schedule 3.14, nor (b) any suit, action or proceeding pending or threatened as of the Closing Date, nor (c) any judgment, decree, injunction, rule or order of any Governmental Entity outstanding against Eldorado as of the Closing Date (and not fully performed prior to the date hereof) has had or could reasonably be expected, if adversely determined, to have a Material Adverse Effect on Eldorado. Except as disclosed on Schedule 3.14, since December 31, 1993, Eldorado has not been a defendant, either directly or as defendant-in-counterclaim or cross-claim, in any material litigation in which any "lender liability" cause of action was asserted against Eldorado.

        3.15 ADMINISTRATION OF FIDUCIARY ACCOUNTS. Eldorado has properly administered in all material respects all accounts for which it acts as a fiduciary, including but not limited to accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable state and federal law and regulation and common law. Neither Eldorado nor any of its directors, officers or employees has committed any breach of trust with respect to any such fiduciary account which, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect on Eldorado, and the accountings for each such fiduciary account are true and correct in all material respects and accurately reflect the assets of such fiduciary account.

        3.16 TAXES. Eldorado has filed all tax returns it has been required to file and Eldorado has paid or has set up an adequate reserve for the payment of all Taxes required to be paid as shown on such returns, and the Most Recent Financial Statements reflect an adequate reserve for all Taxes payable by Eldorado accrued through the date of such financial statements. Except as set forth on Schedule 3.16, no deficiencies for any Taxes have been proposed, asserted or assessed against Eldorado that are not adequately reserved for. The Federal income tax returns of Eldorado have been examined by and settled with the IRS, or the statute of limitations with respect to each such year has expired (and no waiver extending the statute of limitations has been requested or granted), for all years through 1992. No audit or review is pending for any of such years or for any subsequent year and, except as set forth on Schedule 3.16, to Eldorado's Knowledge no challenge or deficiency is contemplated by the IRS with regard to any year. Except as set forth on Schedule 3.16, Eldorado has not [(a) filed any consent to the application of Section 341(f) of the Internal Revenue Code, (b) filed any election under Section 338(g) or 338(h)(10) of the Internal Revenue Code or caused or permitted any deemed election under Section 338(e) of the Internal Revenue Code,] (c) applied for any revenue ruling, private letter ruling or other ruling relating to Taxes, (d) entered into any closing agreement with any Governmental Entity relating to Taxes, or (e) been, at any time, a member of any affiliated group filing any consolidated tax return other than the existing group consisting of Eldorado and the Bank.

        3.17 CERTAIN AGREEMENTS. Except as disclosed on Schedule 3.17, Eldorado is not party to (nor are any of its assets bound by) any material oral or written contract, lease or other agreement in effect as of the date hereof (a) that would be required to be filed as an exhibit to an annual report on Form 10-K filed with the SEC, (b) the benefits of which (to either party) will accrue or be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of the Merger or the Bank Mergers (either alone or upon the occurrence of any additional acts or events) or the value of any of the benefits of which will be calculated on the basis of the Merger or the Bank Mergers or any portion or aspect of either (including any so-called retention or similar bonuses), (c) relating to employment, salary continuation, severance, consulting (including data processing, software programming and licensing contracts), collective bargaining or otherwise relating to the provision of personal services or payment therefor, (d) which, upon the consummation of the Merger or the Bank Mergers, will result in any payment (whether of severance pay or otherwise) becoming due from Surviving Corporation or the Bank to any officer or employee of the Surviving Corporation or the Bank or formerly of Eldorado, (e) relating to non-competition or secrecy, (f) that materially restricts the conduct of any line of business by Eldorado, or (g) that was entered into in connection with the consummation of a federally assisted acquisition of a depository institution pursuant to which Eldorado is entitled to receive financial assistance or indemnification from any Governmental Entity. Eldorado in not in Violation of any contract, lease or other agreement described by any of the foregoing clauses (a) through (g) in an manner that (i) could reasonably be expected to result in a termination of such agreement or a claim for material damages by the other party thereto or (ii) could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect on Eldorado, and to Eldorado's Knowledge, no other party to any such contract, lease or other agreement has committed any such Violation of the same. Except for agreements filed as part of the Securities Filings, Eldorado has previously delivered to CSBI true and correct copies of each agreement described by any of the foregoing clauses (a) through (g) that is in writing and true and correct summaries of each such agreement that is not in writing. Except as disclosed on
Schedule 3.17, Eldorado is not a party to, and since December 31, 1993 has not been a party to (nor are any of its assets bound by), any oral or written contract, lease or other agreement of any name or nature with a Person who was, as of or within one year prior to the date of such agreement, a director, officer or holder of 3% or more of the Common Stock.

        3.18      EMPLOYEES AND EMPLOYEE BENEFIT PLANS.

              3.18.1 Except as disclosed on Schedule 3.18.1, no employee or director of Eldorado or consultant retained by Eldorado (in each case including the Bank) shall have the right to receive from the Surviving Corporation or the Bank any material payment (including bonuses and including those in the nature of severance, salary continuation, unemployment compensation, golden parachute or otherwise) (a) as a consequence of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, or (b) in the event his or her employment or service is terminated by the Surviving Corporation or the Bank at or after the Effective Time, whether such right arises as a matter of contract, past policy or understanding, pursuant to an Eldorado Benefit Plan or otherwise. Except as disclosed on Schedule 3.18.1, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (x) materially increase any benefits otherwise payable under any Eldorado Benefit Plan or (y) result in any acceleration of the time of payment or vesting of any such benefits to any material extent.

              3.18.2 Schedule 3.18.2 sets forth a true and complete list of each Eldorado Benefit Plan maintained as of the date hereof. Eldorado has heretofore delivered to CSBI true and complete copies of each Eldorado Benefit Plan and all related documents, including but not limited to (a) the actuarial report for such Benefit Plan (if applicable) for each of the last two years, and (b) the most recent determination letter from the Internal Revenue Service (if applicable) for such Eldorado Benefit Plan. Except as disclosed on Schedule 3.18.2, (i) each of the Eldorado Benefit Plans has been operated and administered in all material respects with applicable laws, including but not limited to ERISA and the Internal Revenue Code, (ii) each Eldorado Benefit Plan intended to be "qualified" within the meaning of Section 401 (a) of the Internal Revenue Code is so qualified, (iii) no Eldorado Benefit Plan provides benefits, including without limitation death or medical benefits (whether or not insured), with respect to current or former employees of Eldorado or any ERISA Affiliate beyond their retirement or other termination of service, other than (w) coverage mandated by applicable law, (x) death benefits or retirement benefits under any "employee pension Benefit Plan," as that term is defined in Section 3(2) of ERISA, (y) deferred compensation benefits accrued as liabilities on the books of Eldorado or (z) benefits the full cost of which is borne by the current or former employee (or his or her beneficiary), (iv) no liability under Title IV of ERISA has been incurred by Eldorado or any ERISA Affiliate that has not been satisfied in full and no condition exists that presents a material risk to Eldorado or any ERISA Affiliate of incurring a material liability thereunder,
(v) no Eldorado Benefit Plan is a "multiemployer pension Benefit Plan," as such term is defined in Section 3(37) of ERISA, (vi) all material contributions or other material amounts payable by Eldorado as of the Effective Time with respect to each Eldorado Benefit Plan in respect of current or prior plan years have been paid or accrued in accordance with GAAP and Section 412 of the Internal Revenue Code, (vii) neither Eldorado nor any ERISA Affiliate has engaged in a transaction in connection with which Eldorado or any ERISA Affiliate could be subject to either a material civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a material Tax imposed pursuant to Section 4975 or 4976 of the Internal Revenue Code, and (viii) to Eldorado's Knowledge, there are no pending, threatened or anticipated claims (other than routine claims for benefits) by, on behalf of or against any Eldorado Benefit Plan or any trusts related thereto.

              3.18.3 There are no material disputes or employee grievances pending or, to Eldorado's Knowledge, contemplated by or between any of Eldorado's employees and Eldorado, and there are not a significant number of disciplinary actions pending or contemplated with respect to Eldorado's employees. Eldorado has complied in all respects with all Laws relating to the employment of labor and, except as disclosed on Schedule 3.18.3, has no liability for any arrears of wages or employment-related taxes, or penalties for failure to comply with any such Law, or for any severance or termination payments of any type. No election or proceeding relating to Eldorado's labor relations is pending or, to Eldorado's Knowledge, contemplated. Eldorado has had no union activity or any material labor trouble (including any strike, work stoppage, slow-down, or similar disturbance) of any kind, nature or description at any time. True and correct copies of all personnel policies and manuals of Eldorado have been provided to CSBI.

        3.19 PROPERTIES. Except as disclosed on Part A of Schedule 3.19, Eldorado does not hold title to or a beneficial interest in any real property other than OREO. The only real properties leased or otherwise occupied by or in the possession of Eldorado (excluding OREO and property occupied only as lender in possession, in each case provided that Eldorado is conducting no business in such property, and excluding the owned properties disclosed on Part A of
Schedule 3.19), are those properties identified on Part B of Schedule 3.19. Eldorado has good and valid title to all of the tangible personal property and assets which are used in the operation of its business and which it owns or purports to own, and has good and valid title to all of the leasehold interests in all leases of real or personal property which it leases or purports to lease, including all personal property, leasehold interests and other assets reflected as owned or leased, as applicable, by Eldorado in the Most Recent Financial Statements (except in each case for assets disposed of since the Most Recent Balance Sheet Date in the ordinary course of business consistent with past practice), in each case free and clear of any liens, encumbrances or other imperfections of title other than such liens, encumbrances or imperfections as
(a) are reflected, reserved against or otherwise disclosed in the Most Recent Financial Statements, (b) arise out of Taxes not yet due or payable, or (c) relate to immaterial properties or assets or otherwise could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Eldorado enjoys peaceful and undisturbed possession of the applicable leased asset under all leases of real or personal property under which it is operating or to which it is a party. All of such leases are valid, subsisting and in full force and effect and there are no existing defaults or events which, with the passage of time or the giving of notice, or both, would constitute defaults by Eldorado or, to Eldorado's knowledge, by any other party thereto, except for such defaults, if any, which could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. All items of real or personal property owned or used by Eldorado and material to its business have been properly maintained and, to Eldorado's Knowledge, are in good operating order and repair.

        3.20 ENVIRONMENTAL. Except as disclosed on Schedule 3.20, Eldorado and all real property (including OREO) in the possession of Eldorado are, and at all times while in the possession of Eldorado each such property has been, in compliance with all applicable Laws relating to pollution or protection of human health or the environment (including Laws relating to emissions, discharges, releases or threatened releases of Hazardous Material or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Material), except for Violations that, either individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on Eldorado. To Eldorado's Knowledge, there has not occurred any release of Hazardous Material on, under or affecting any real property during the period of Eldorado's ownership, possession or operation of such property (including its participation in the management of any business located on such property) or, to Eldorado's Knowledge, during any prior period. Neither Eldorado nor any property now or heretofore in its possession is or, while owned or in the possession of Eldorado, has ever been a defendant in or the subject of any suit, claim, action, proceeding, investigation or written notice or, to Eldorado's Knowledge, oral inquiry before or by any Governmental Entity or other forum relating to an alleged material Violation (including by any predecessor) of any environmental Law or relating to the release or threatened release into the environment of any Hazardous Material, whether or not occurring at or on a site owned, leased or operated by Eldorado.

        3.21 INTELLECTUAL PROPERTY. Eldorado either owns or possesses valid and binding licenses and other rights to use all material trademarks, trade names, servicemarks, copyrights, trade secrets and patents used in its businesses. The only such licenses or other rights to use intellectual property that require payment by Eldorado are licenses for the use of software and similar property entered into by Eldorado in the ordinary course of business. Eldorado has not received any written challenge to its ownership of, or other right to use, any such intellectual property by any Person or any notice of alleged conflict between the same and the rights of any other Person. Eldorado has, in all material respects, performed all of its obligations under, and is not in material Violation of, any contract, agreement, arrangement or commitment relating to any of the foregoing.

        3.22 BROKERS. Eldorado has not employed any broker, finder or similar Person in connection with the Merger other than Alex Sheshunoff & Co., and has not incurred and will not incur any broker's, finder's or similar fees, commissions or expenses in connection with the Merger excepting those of Alex Sheshunoff & Co., with such fee to be paid at the Closing.

        3.23 FAIRNESS OPINION. Eldorado has received an opinion from Alex Sheshunoff & Co., addressed to the Board of Directors, to the effect that as of the date hereof the Merger Consideration is fair, from a financial point of view, to the holders of the Common Stock.

        3.24 DISCLOSURE OF ALL MATERIAL MATTERS. Except as disclosed in the Disclosure Schedules or in a Disclosure Supplement (when delivered), none of (a) the representations and warranties made by Eldorado in this Agreement (as qualified by all information in the Disclosure Schedules, Disclosure Supplements and Exhibits hereto taken as a whole), (b) any of Eldorado's Forms 10-K and 10-Q filed with the SEC between the date hereof and the Closing Date (when the same are filed), (c) the Bank's Reports of Condition and Reports of Income filed with the FDIC between the date hereof and the Closing Date (when the same are filed), or (d) the Monthly Financial Statements (when the same are delivered), including in each case the financial statements included therein and other exhibits thereto, contains (or when filed or delivered, will contain) any untrue statement of a material fact or omits (or when filed or delivered, will omit) to state any material fact necessary in order to make the statements made or information disclosed, in the light of the circumstances under which they were made or disclosed, not misleading.


                                   ARTICLE IV
                     REPRESENTATIONS AND WARRANTIES OF CSBI

         Except where a different date is expressly specified, and subject to the exceptions stated herein (including those contained in any Schedule applicable to each given Section), CSBI makes the representations and warranties set forth below as of the date of this Agreement:

        4.1 ORGANIZATION, STANDING AND POWER. CSBI is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

        4.2 CAPITAL STRUCTURE.

               4.2.1 Capital Stock of CSBI. The authorized capital stock of CSBI consists of 12,000,000 shares of common stock, par value $.01 per share, and 1,000,000 shares of preferred stock, par value $.01 per share. As of the date hereof, 9,759,098 shares of Common Stock are issued and outstanding, no shares of CSBI common stock are held in treasury by CSBI and no shares of CSBI preferred stock are either issued and outstanding or held in treasury by CSBI. As of the date hereof, no shares of CSBI common stock or CSBI preferred stock are reserved for future issuance. All outstanding shares of CSBI common stock have been validly issued and are fully paid and nonassessable and are not subject to preemptive rights. All of the issued and outstanding shares of Common Stock have been offered and sold by CSBI in compliance with applicable federal and state securities Laws and issued in compliance with any preemptive right held by any Person. As of the date hereof there are no dividends which have accrued or been declared but are unpaid on the CSBI common stock.

               4.2.2 Ownership of Operating Banks. All issued and outstanding shares of the common stock of Commerce Security Bank are held, of record and beneficially, by CSBI, have been validly issued and are fully paid and non-assessable (except as provided under the California Financial Code), and are held free and clear of any liens, claims or other encumbrances. All issued and outstanding shares of the common stock of Liberty National Bank and San Dieguito National Bank are held, of record and beneficially, by SDN, have been validly issued and are fully paid and non-assessable (except as provided under the National Bank Act), and are held free and clear of any liens, claims or other encumbrances. All issued and outstanding shares of the common stock of SDN are held, of record and beneficially, by CSBI, have been validly issued and are fully paid and non-assessable, and are held free and clear of any liens, claims or other encumbrances.

        4.3 AUTHORITY AND RELATED MATTERS. CSBI has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the Merger have been duly authorized by all necessary action on the part of CSBI, including approval by its board of directors. This Agreement has been duly executed and delivered by CSBI and (assuming due authorization, execution and delivery by Eldorado) constitutes the valid and binding obligation of CSBI, enforceable against CSBI in accordance with its terms subject only to Laws regarding bankruptcy, insolvency, reorganization moratorium or otherwise affecting creditors' rights generally, and to the application of general principles of equity (whether considered in a proceeding at law or in equity).

        4.4 NO CONFLICTS. Neither the execution and delivery of this Agreement nor the consummation of the Merger will conflict with or result in any Violation of any provision of the Certificate of Incorporation or By-laws of CSBI. Subject to obtaining or making the consents, approvals, orders, authorizations, registrations, declarations and filings referred to in Section 4.5, neither the execution and delivery of this Agreement nor the consummation of the Merger will result in any Violation of any Law, any loan or credit agreement, note, mortgage, indenture, lease, employee benefit plan or other agreement, obligation, instrument, permit, concession, franchise or license, or any judgment, order or decree, applicable to CSBI or its properties or assets, which Violation could reasonably be expected to have a Material Adverse Effect on CSBI.

        4.5 CONSENTS. Except as disclosed on Schedule 4.5 (collectively, the "CSBI Governmental Approvals"), no consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required in connection with the execution and delivery of this Agreement by CSBI, or the consummation of the Merger by Merger Sub, as to which the failure to obtain the same would have a Material Adverse Effect on CSBI or materially interfere with Merger Sub's ability to consummate the Merger or CSBI's ability to cause Merger Sub to consummate the Merger.

        4.6 SECURITIES FILINGS, FINANCIAL STATEMENTS AND FINANCIAL CONDITION. The consolidated financial statements of CSBI included in CSBI's Form 10-Q filed with the SEC for the period ended September 30, 1996 comply as to form in all material respects with applicable accounting requirements and with the rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except as may be indicated in the notes thereto or as permitted by Form 10-Q), are complete and correct in all material respects and present fairly, in all material respects, the financial position of CSBI (consolidated with all subsidiaries then in existence) as of the date thereof and the results of its (their) operations and cash flows for the period then ended. The books and records of CSBI have been, and are being, maintained in all material respects in accordance with GAAP and reflect only actual transactions. Each of CSBI, Commerce Security Bank, Liberty National Bank and San Dieguito National Bank is "well capitalized" (as that term is defined by the applicable entity's primary federal Bank Regulator) and, on a pro forma basis giving effect to the Merger Financing, will be well capitalized as of the Closing.

        4.7 REGULATORY FILINGS AND AGREEMENTS. Except as disclosed on Schedule 4.7, CSBI and, to CSBI's Knowledge, each CSBI Subsidiary Predecessor, has timely filed all material reports, registrations and statements, together with any amendments required to be made with respect thereto, that the applicable entity was required to file since December 31, 1993 with any Bank Regulator, and all other material reports and statements required to be filed by it since December 31, 1993, including any report or statement required to be filed pursuant to the laws, of the United States (including those of the Board of Governors of the Federal Reserve and the Office of the Comptroller of the Currency) or the State of California, and has paid all fees and assessments due and payable in connection therewith. Except for normal examinations conducted by a Bank Regulator in the regular course of CSBI's the applicable CSBI Subsidiary Predecessor's business or as disclosed on Schedule 4.7, no Bank Regulator has initiated any proceeding or investigation into the business or operations of CSBI or, to CSBI's Knowledge, any CSBI Subsidiary Predecessor, since December 31, 1993 or, to CSBI's Knowledge, is currently contemplating the initiation of any proceeding or investigation. Except as disclosed on Schedule 4.7, CSBI is not a party to or subject to any Regulatory Agreement with or from any Bank Regulator that restricts the conduct of CSBI's business or in any manner relates to its capital adequacy, credit policies, loan origination practices or management nor has CSBI been notified that any Bank Regulator is contemplating issuing or requesting (or considering the appropriateness of issuing or requesting) any such Regulatory Agreement. Except as disclosed on
Schedule 4.7, there exists no material unresolved violation, criticism or exception identified by any Bank Regulator with respect to any report or statement of CSBI, or relating to any examination of CSBI.

        4.8 ABSENCE OF UNDISCLOSED LIABILITIES, CERTAIN CHANGES OR EVENTS. Except (a) as and to the extent reflected in CSBI's Form 10-Q filed with the SEC for the period ended September 30, 1996, (b) obligations (including guarantees and letters of credit) not required by GAAP to be reflected, reserved against or disclosed in such Form 10-Q, none of which obligations, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect on CSBI, and (c) obligations incurred in the ordinary course of business consistent with past practice since the Most Recent Balance Sheet Date, CSBI does not have any liabilities, commitments or obligations of any nature, whether absolute, accrued, contingent or otherwise, and whether due or to become due, which relate to transactions entered into, or any state of facts existing, on or before the date hereof and which would be required under GAAP to be shown on an audited balance sheet as of the date hereof or referenced in notes thereto if such balance sheet or notes existed. Since the Most Recent Balance Sheet Date, no event or development has occurred that, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect on CSBI, and CSBI has carried on its business in the ordinary and usual course consistent with its past practices.

        4.9 COMPLIANCE WITH APPLICABLE LAWS. Except as disclosed in any report, schedule, registration statement or definitive proxy statement filed with the SEC or the Office of the Comptroller of the Currency (as applicable) pursuant to the Exchange Act since January 1, 1994 by CSBI or, to CSBI's knowledge, any CSBI Subsidiary Predecessor (as such documents have been amended since the time of their filing), the business of CSBI is, and at all times since December 31, 1992 the business of CSBI and, to CSBI's knowledge, the business of each CSBI Subsidiary Predecessor, has been conducted in compliance with all Laws (including those relating to equal credit, fair lending, fair housing and community reinvestment), except where a failure to so comply, individually or in the aggregate, would not have a Material Adverse Effect on CSBI. CSBI holds all Permits that are material to the operation of its business, and is in compliance with the terms of each such Permit except where the failure so to comply, individually or in the aggregate, would not have a Material Adverse Effect on CSBI. Except as disclosed on Schedule 4.5 or Schedule 4.6, no investigation by any Governmental Entity with respect to CSBI is pending or, to CSBI's Knowledge, contemplated.

        4.10 BROKERS. CSBI has not employed any broker, finder or similar Person in connection with the Merger other than Carpenter & Company, and has not incurred and will not incur any broker's, finder's or similar fees, commissions or expenses in connection with the Merger other than those of Carpenter & Company and (to the extent deemed to be in connection with the Merger) those of any placement agent or similar Person employed in connection with the Merger Financing, each of whose fees shall be borne entirely by CSBI.

        4.11 FINANCIAL CAPACITY. CSBI has delivered to Eldorado true and correct copies of (a) a commitment letter relating to investments in CSBI in the aggregate amount of $63,300,000 and (b) certain subscription agreements each relating to investments in CSBI in the aggregate amount of not less than $18,000,000. All representations made to CSBI's sources of Merger Financing in the applicable subscription agreements or securities purchase agreements are (or when such agreements are executed, will be) true and correct in all material respects as of the date of each such representation or warranty. Notwithstanding the foregoing, the obligations of CSBI hereunder are not conditioned upon its obtaining financing.


                                    ARTICLE V
                              ADDITIONAL AGREEMENTS

        5.1 DISCUSSIONS WITH THIRD PARTIES.

               5.1.1 Until the earlier of the Effective Time or the termination of this Agreement, Eldorado (a) shall not, and shall instruct its Representatives not to, solicit or encourage, directly or indirectly, inquiries or proposals with respect to any Strategic Transaction Proposal, and (b) except as expressly permitted by Section 5.1.2 or Section 5.1.3, shall not, and shall instruct its Representatives not to, furnish any non-public information relating to or participate in any negotiations, discussions or other activities concerning, any Strategic Transaction with any Person other than CSBI and Merger Sub. Eldorado shall notify CSBI promptly after any Strategic Transaction Proposal is received by, or any negotiations or discussions regarding a Strategic Transaction Proposal are sought to be initiated (or continued) with, directly or indirectly, Eldorado or any of its Representatives, and shall disclose to CSBI the identity of the third party making or seeking to make such Strategic Transaction Proposal, the terms and conditions of such Strategic Transaction Proposal and such other information as CSBI reasonably may request; provided, however, that if Eldorado receives a Strategic Transaction Proposal and the foregoing disclosure of such Proposal to CSBI would violate a confidentiality agreement by which Eldorado is bound, Eldorado (a) shall make the foregoing disclosure only to the maximum extent permissible under such confidentiality agreement, (b) shall return such Strategic Transaction Proposal to the initiating party without substantive response (together with, if so elected by Eldorado, a copy of this Section 5.1), and (c) to the extent such disclosure has not been made under clause (a), shall notify CSBI that a Strategic Transaction Proposal has been received and that the same has been returned to the initiating party without substantive response. Without limiting the foregoing, it is understood and agreed that any failure by any of Eldorado's Representatives to abide by the limitations set forth in this Section 5.1 shall constitute a breach of this Section 5.1 by Eldorado regardless of whether such Representative's actions were authorized by or purported to be undertaken on behalf of Eldorado.

               5.1.2 Notwithstanding Section 5.1.1 or any other provision of this Agreement to the contrary, in the event that, on an entirely unsolicited basis, Eldorado receives a Strategic Transaction Proposal from a third party, and Eldorado's counsel advises the Board of Directors that the Directors' fiduciary duties owed to the Shareholders obligate the Board to furnish non-public information to the third party having submitted such Proposal, then Eldorado shall not be prohibited from furnishing to such third party, either directly or to or through its Representatives, information that was previously provided or made available to CSBI (or, if not previously requested by CSBI and therefore not previously provided, that is contemporaneously provided to CSBI) or from answering questions regarding the information so furnished (but not about the terms of any possible Strategic Transaction), provided that the third party shall have entered into a confidentiality agreement substantially similar to the confidentiality provisions of Section 5.3 hereof, or from seeking clarifications regarding (but not conducting negotiations regarding) the terms of such Proposal or the consideration contemplated therein or information regarding the Person making such Proposal.

               5.1.3 Notwithstanding Section 5.1.1 or any other provision of this Agreement to the contrary, following receipt of a Qualifying Strategic Transaction Proposal, neither Eldorado nor any of its Representatives shall be prohibited from taking, nor shall it be a breach of this Agreement for Eldorado or any of its Representatives to take, any of the following actions with respect to a Strategic Transaction Proposal: (a) engaging in discussions or negotiations with a third party which has made a proposal that satisfies the requirements of a Qualifying Strategic Transaction Proposal, (b) taking and disclosing to the Shareholders a position contemplated by Rule 14e-2 under the Exchange Act or otherwise making disclosure of the Qualifying Strategic Transaction Proposal to the Shareholders, (c) taking any of the actions described in Section 5.2.2 or
(d) subject to the terms of Article VII, terminating this Agreement. A "Qualifying Strategic Transaction Proposal" shall mean a bona fide written Strategic Transaction Proposal (which Proposal may be conditional) that (x) is delivered to the Board of Directors (whether directly or through a Representative of Eldorado), (y) identifies a price or range of values to be paid for the capital stock, assets or liabilities of Eldorado or the Bank that are to be sold or otherwise transferred pursuant to such Proposal, and (z) in the good faith determination of the Board of Directors of Eldorado, based on the advice of Eldorado's counsel and on a written opinion of Eldorado's investment bankers to the effect that such Proposal is financially more favorable to the Shareholders than the terms of the Merger (including due to a higher price or range of values offered by such Proposal), requires the Board of Directors to take (or cause Eldorado to take) one or more of the actions described in clauses (b) through
(e) of the immediately preceding sentence in order to comply with the Board of Directors' fiduciary duties owed to the Shareholders.

               5.1.4 In the event that Eldorado receives a Qualifying Strategic Transaction Proposal, it shall not accept or enter into any agreement which provides for the consummation of the Strategic Transaction described in such Proposal for a period of at least 72 hours after the delivery to CSBI of a copy of such Proposal. Upon compliance with the foregoing and termination of this Agreement pursuant to Section 7.4.2 hereof (including the payment in full to CSBI of the Termination Fee as provided in Section 7.6.3), Eldorado may enter into any agreement that provides for the consummation of such Qualifying Strategic Transaction. If, within twenty (20) calendar days following Eldorado's receipt of a Qualifying Strategic Transaction Proposal, Eldorado has neither (i) given notice to CSBI reaffirming Eldorado's intent to proceed under this Agreement and to consummate the Merger, or (ii) terminated this Agreement pursuant to Section 7.4.2, CSBI may at any time within thirty (30) days after the close of such period terminate this Agreement pursuant to Section 7.3.2.

               5.1.5 Eldorado shall be entitled to provide copies of this
Section 5.1 to third parties who, on an entirely unsolicited basis after the date hereof, contact Eldorado to express their interest in a possible Strategic Transaction with Eldorado or the Bank, provided that CSBI shall concurrently be notified of such contact and the delivery of such copy.

        5.2 PROXY STATEMENT; SHAREHOLDER MEETING.

               5.2.1 Eldorado shall use all reasonable efforts to prepare and distribute the Proxy Statement to the Shareholders as promptly as practicable, to duly call, give notice of, convene and hold a meeting of the Shareholders to be held as soon as is reasonably practicable thereafter for the purpose of voting upon the approval of the Merger (including any adjournments thereof, the "Shareholder Meeting"), and at such meeting (including any adjournments thereof) to obtain the Shareholders' approval of the Merger. Except as expressly provided in Section 5.2.2, the Proxy Statement shall include a Recommendation of Approval by the Board of Directors, and shall further include the fairness opinion referenced in Section 3.23 as an exhibit thereto. Eldorado shall use all reasonable efforts to prepare and file the preliminary Proxy Statement with the SEC within twenty-five (25) Business Days after the date of this Agreement. Eldorado shall deliver to CSBI and afford CSBI an opportunity to comment on drafts of the Proxy Statement prior to the filing of the preliminary Proxy Statement with the SEC and prior to the distribution of the definitive Proxy Statement to Shareholders, provided that (a) the period within which the preliminary statement must be filed with the SEC shall be extended by a number of Business Days in excess of five (5) elapse between the date that a substantially complete draft thereof is forwarded to CSBI and the date that CSBI furnishes its comments on such draft, and (b) if CSBI has failed to furnish comments within ten (10) Business Days of its receipt of the applicable materials, Eldorado shall be free to file the preliminary Proxy Statement or distribute the definitive Proxy Statement, as applicable. None of the information included, directly or by incorporation by reference, in the Proxy Statement will, at the date of mailing to the Shareholders or at any time through the time of the Shareholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that Eldorado makes no representations regarding any information supplied to Eldorado by CSBI. The Proxy Statement will comply as to form in all material respects with the applicable provisions of the Exchange Act and the rules and regulations thereunder. CSBI shall cooperate in all reasonable respects with Eldorado in the preparation of the Proxy Statement, including by making available to Eldorado all information regarding CSBI that Eldorado reasonably may request and that is reasonably necessary or appropriate for inclusion in or for the preparation of the Proxy Statement. CSBI hereby represents and warrants that no statement of fact relating to CSBI or Merger Sub that is made in writing by CSBI to Eldorado for inclusion in the Proxy Statement, and that is in fact so included, will be false or misleading in any material respect or will omit to state a material fact necessary in order to make the statements made, in the light of the circumstances under which they were made or disclosed, not misleading. Eldorado shall use its best efforts to take all action necessary for the Merger not to be subject to any state anti-takeover statute.

               5.2.2 In the event that Eldorado has received a Strategic Transaction Proposal and the Board of Directors has determined, in accordance with Section 5.1.3, that such Strategic Transaction Proposal constitutes a Qualifying Strategic Transaction Proposal, then the Board of Directors shall not be prohibited from taking, nor shall it be a breach of this Agreement if it takes, any of the following actions: (a) failing to include a Recommendation of Approval in the Proxy Statement, (b) retracting or qualifying its Recommendation of Approval if previously given, or (c) postponing or adjourning the meeting of Shareholders called for the purpose of approving the Merger.

        5.3 ACCESS. Eldorado shall make available to CSBI all information regarding Eldorado that CSBI reasonably may request and shall authorize all reasonable visits to Eldorado's premises with such staff, consultants and experts as CSBI reasonably may request. CSBI agrees to coordinate closely all such activities with Eldorado's President or Chief Financial Officer and to conduct any such inquiries with appropriate discretion and sensitivity to Eldorado's relationships with its employees, customers and suppliers. The Parties acknowledge that certain of the information made available to one another pursuant to this Section 5.3 and otherwise in connection with the Merger may be confidential, proprietary or otherwise nonpublic, and each Party agrees, for itself and for each of Representatives, that it (i) shall hold in confidence all confidential information received by it from or with regard to the other Party ("Confidential Information") subject to the terms of this
Section 5.3, (ii) shall disclose such Confidential Information only to those of its Representatives and, in the case of CSBI, its current or prospective investors and other sources of capital, in each case having a need to know the same for purposes of evaluating, negotiating or implementing the financing of the Merger, and (iii) shall inform each Representative or current or prospective investor to whom Confidential Information is disclosed that such information is confidential and shall obtain from such Representative or investor a confidentiality agreement in substantially the form previously provided by CSBI to Eldorado. Each Party shall remain responsible for any disclosure of Confidential Information by any of its Representatives or investors. Each Party further agrees that, upon the request of the other Party given following any termination of this Agreement, it and each of its Representatives either shall return to such other Party all Confidential Information received by it and its Representatives (including all compilations, analyses or other documents prepared by it that contain Confidential Information) or shall certify that the same has been destroyed. As used herein, Confidential Information shall not include (i) information that is or becomes generally available to the public other than as a result of a breach of this Agreement, (ii) information that the receiving Party demonstrates was known to it on a non-confidential basis prior to receiving such information from the other Party, (iii) information that the receiving Party develops independently without relying on Confidential Information, and (iv) information that becomes available to the receiving Party on a non-confidential basis from another source if the source was not known to be, and not reasonably believed by the receiving Party to be, subject to any prohibition against disclosing such information.

        5.4 COOPERATION. The Parties shall cooperate with each other and use all commercially reasonable efforts to prepare and file promptly all necessary documentation, to effect all applications, notices, petitions and filings, and to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Entities which are necessary or advisable to consummate the Merger. The Parties agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the Merger and the Bank Mergers, and each Party will keep the other apprised of the status of matters relating to completion of the Merger and the Bank Mergers. Each Party shall, upon request, furnish the other Party with all information concerning itself as may be reasonably necessary or advisable in connection with any filing or application made by or on behalf of such Party to any Governmental Entity in connection with the Merger or the Bank Mergers. Each Party shall promptly advise the other Party upon receiving any communication from any Governmental Entity whose consent or approval is required for consummation of the Merger or the Bank Mergers which causes such Party to believe that there is a reasonable likelihood that any required Governmental Approval will not be obtained or that the receipt of any such Governmental Approval will be materially delayed. Eldorado shall cooperate with

CSBI in all reasonable respects, upon the request of CSBI, in CSBI's finalization of its financing of the Merger, including by furnishing all information reasonably requested in connection therewith.

        5.5 ADVICE OF CHANGES. Each Party shall promptly advise the other Party of any change or event having a Material Adverse Effect on it or its ability to perform its obligations under this Agreement or which it believes would or may be reasonably likely to cause or constitute a material breach of any of its representations, warranties or covenants contained herein or to preclude the satisfaction of one or more of the conditions set forth in Article VI. From time to time prior to the Closing Date, Eldorado will promptly supplement or amend the Disclosure Schedules to reflect any matter which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such Disclosure Schedules, or which is necessary to correct any information in such Disclosure Schedules which has been rendered inaccurate thereby (each notice furnishing such information being called a "Disclosure Supplement"); provided, however, that any such Disclosure Supplement which reports events, developments or changes that have occurred subsequent to the date hereof shall not constitute a breach of any representations and warranties of Eldorado but also shall not have any effect for the purpose of determining the accuracy of any representation or warranty when made, for determining satisfaction of the conditions set forth in Article VI, or for determining the compliance by Eldorado with any other provision of this Agreement; provided further, that (a) except as provided in the immediately following sentence, unless CSBI notifies Eldorado that CSBI elects to terminate this Agreement pursuant to Section 7.3.1 or Section 7.3.3 on the basis of the events or conditions disclosed in such Disclosure Supplement within twenty (20) Business Days after the date of CSBI's receipt thereof (the "Notification Date"), CSBI shall thereafter be deemed to have waived any right of termination attributable solely to such events or conditions, but (b) for purposes of determining the satisfaction of the condition set forth in Section 6.2.2, no such waiver shall exist (i) with respect to the cumulation of such events or conditions with other events or conditions requiring disclosure under the same representation or warranty and described in any subsequent Disclosure Supplement or otherwise discovered by CSBI or (ii) if there is a further material adverse development in the event or condition so disclosed. Notwithstanding the foregoing clause (a) if, in the reasonable opinion of CSBI, the information provided in such Disclosure Supplement is insufficient for CSBI to evaluate fully whether the identified event or condition constitutes or contributes to a failure of the condition to closing set forth in section 6.2.1, then with respect to such event or condition, the Notification Date may be extended, at the election of CSBI, until such date as CSBI has received from Eldorado sufficient information to make the evaluation contemplated by this sentence. In order to so extend the Notification Date, CSBI must provide Eldorado with written notice of such extension not later than the initial Notification Date, which notice shall (x) specify each event or condition as to which the extension is being made, and (y) set forth in reasonable detail the information that CSBI requires in order to make the evaluation of each such event or condition as contemplated by the immediately preceding sentence.

        5.6 CURRENT INFORMATION. During the period from the date of this Agreement to the Closing Date, Eldorado will cause one or more of its designated representatives to confer on a regular and frequent basis (not less than bi-weekly) with representatives of CSBI and to report the general status of the ongoing operations of Eldorado. Eldorado will promptly notify CSBI of (a) any material adverse change in the normal course of business or in the operation of the properties of Eldorado, (b) any governmental complaint, investigation or hearing (or communications indicating that the same may be contemplated), or (c) the institution or the threat of material litigation involving Eldorado, and will keep CSBI fully informed of such events. Eldorado will keep CSBI fully informed of the status of, and the action proposed to be taken with respect to, Classified Assets that, in combination with all related Borrower Group Obligations, have an aggregate carry value of $100,000 or more. Eldorado will provide to CSBI copies of the minutes (or consents in lieu of meeting) of its loan committee, its Board of Directors and all committees thereof promptly following each such meeting; provided, however, that Eldorado may omit therefrom any portion of such minutes that it determines, with the concurrence of its counsel, relates to (a) the Parties' compliance or non-compliance with the terms of this Agreement, or (b) any Strategic Transaction Proposal other than the Merger or (c) any matter which is subject to an attorney-client privilege.

        5.7 INTERIM AND ANNUAL FINANCIAL STATEMENTS. As soon as reasonably available, but in no event more than 45 days after the end of each fiscal quarter ending after the date of this Agreement and prior to the Closing Date (excepting the quarter ending December 31, 1996), Eldorado will deliver to CSBI its Quarterly Reports on Form 10-Q as filed with the SEC, and as soon as reasonably available, but in no event later than March 31, 1997 (provided that the Closing has not yet occurred and the Agreement has not theretofore been terminated), Eldorado will deliver to CSBI its Annual Report on Form 10-K for the period ending December 31, 1996, as filed with the SEC. Eldorado will deliver to CSBI monthly financial statements (the "Monthly Financial Statements") no later than the time at which such financial statements are delivered to such Directors but in no event later than the twenty-first calendar day of the month immediately following the month to which such financial statements relate. When delivered, the Monthly Financial Statements will present fairly, in all material respects, the financial condition of Eldorado and its results of operations as at and for the period then ended, will reflect in all respects GAAP accounting treatment of the matters contained therein (except as expressly noted thereon), and will be prepared in the manner and in the form customarily delivered to the Board of Directors.

        5.8 CONDUCT OF BUSINESS BY ELDORADO. Subject to Section 5.1, Eldorado shall (a) conduct its business in the usual, regular and ordinary course of business consistent with past practice (except as required by applicable Law or by this Agreement), (b) use all reasonable efforts to maintain and preserve intact its business organization, employees and advantageous business relationships and retain the services of its officers and key employees (including by causing its current insurance policies not to be cancelled or terminated or any of the coverage thereunder to lapse prior to or upon the Closing or closing of the Bank Mergers, unless simultaneously with such event replacement policies providing substantially similar coverage for substantially similar (or lesser) premiums are in full force and effect), (c) conduct relations with its employees, including hiring and terminating practices, only in the ordinary course of business and consistent with past practice, and (d) take no action which would adversely affect or delay the ability of Eldorado or CSBI or any of their respective direct or indirect subsidiaries to obtain any necessary approvals of any Governmental Entity required for the Merger or for the transactions contemplated in connection therewith, or to perform its covenants and agreements under this Agreement.

        5.9 CERTAIN OPERATING COVENANTS. Without CSBI's prior written consent (which consent, in the case of Sections 5.9.9 through 5.9.14, shall not be unreasonably withheld or delayed), Eldorado shall not, and in the case of
Section 5.9.7, the Eldorado officers identified in the definition of "Eldorado's Knowledge" shall not:

               5.9.1 declare or make any payment or distribution with respect to the capital stock or other securities of Eldorado Bancorp, whether by way of payment of interest or principal, redemption, dividend or otherwise, excepting regular quarterly cash dividend payments on the Common Stock, with such record dates and at such amounts per share as are set forth on Schedule 5.9.1 (provided that the applicable record date is not later than the date anticipated for the Closing at the time such dividend would otherwise have been declared) and declared by the Board of Directors no earlier than the declaration date set forth on Schedule 5.9.1 opposite the applicable record date; provided, however, that if any dividend so declared as of to the Closing Date has not been paid prior to the Closing Date, Eldorado may deliver adequate funds for the payment of the same to its stock transfer agent prior to the Closing Date, for payment to the Shareholders entitled thereto on or before the scheduled payment date;

               5.9.2 (a) create, authorize, issue, sell or deliver any of its capital stock, bonds or other of its securities (whether authorized and unissued or held in treasury) or any instrument convertible into any of them, excepting only by the issuance of shares of Common Stock upon the exercise of one or more currently outstanding Options in accordance with the present terms of such Option; (b) grant or otherwise issue any options, warrants or other rights with respect thereto; (c) amend the terms of any currently outstanding option (including any Option), warrant or other right with regard to Eldorado's securities; or (d) split up, combine or reclassify any of its outstanding stock;

               5.9.3 acquire, by merging or consolidating with, by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business, including any corporation, partnership, association or other business organization or division thereof;

               5.9.4 excepting those matters identified on Schedule 5.9.4,

                  (a) create, renew, amend or terminate, or give notice of a proposed renewal, amendment or termination of, (i) any material contract, agreement or lease for goods, services or office space to which Eldorado is (or would thereby be) a party or by which Eldorado or any of its properties is (or would thereby be) bound, excepting only contracts, agreements and leases under which the aggregate payments by either party over the term of the agreement do not exceed $50,000 (or, if indefinite, are not reasonably expected to exceed $50,000), (ii) any agreement the benefits of which (to either party) will accrue or be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of the Merger or the Bank Mergers (either alone or upon the occurrence of any additional acts or events) or the value of any of the benefits under which will be calculated on the basis of the Merger or the Bank Mergers or any portion or aspect of either (including any so-called retention or similar bonuses), (iii) any agreement relating to non-competition or secrecy, or (iv) any agreement that materially restricts the conduct of any line of business by Eldorado,

                  (b) make any single capital expenditure exceeding $25,000 or any capital expenditures exceeding $100,000 in the aggregate, or

                  (c) relocate or terminate, or file any application to relocate or terminate, the operations of any of its banking offices (including loan production offices);

               5.9.5 enter into any new line of business;

               5.9.6 change its methods of accounting in effect at December 31, 1995, except as required by changes in GAAP or RAP as concurred with by Eldorado's independent auditors;

               5.9.7 fail to use all reasonable efforts to prevent Eldorado from committing a Violation of any Law, Regulatory Agreement or any material contract or license to which Eldorado is a party or by which it or any of its properties is bound, which Violation, individually or in the aggregate, has or reasonably could be expected to have a Material Adverse Effect on Eldorado.

               5.9.8 make any equity investment in any real estate or real estate development project, other than (a) additional investments in existing projects as set forth on Schedule 5.9.8, or (b) in connection with foreclosures, settlements in lieu of foreclosure or troubled loan or debt restructurings in the ordinary course of business consistent with prudent banking practices;

               5.9.9 sell, lease, assign, transfer or otherwise dispose of any property or asset, except for (a) investment portfolio transactions in the ordinary course of business and substantially consistent with past practice; (b) sales, in the ordinary course of business, of SBA Loans (or portions of such loans) under which the final disbursement was made after the Most Recent Balance Sheet Date; and (c) sales of assets having a gross book value not in excess of $25,000 individually or $100,000 in the aggregate;

               5.9.10 except as provided on Schedule 5.9.10, (a) enter into, renew or amend any agreement relating to employment, salary continuation, severance, consulting, collective bargaining or otherwise relating to the provision of personal services or payment therefor, (b) institute, amend or terminate any Eldorado Benefit Plan, (c) enter into, renew or amend any agreement that, upon the consummation of the Merger or the Bank Mergers, will result in any payment (whether of severance pay or otherwise) becoming due from CSBI, the Surviving Corporation or the Bank to any officer or employee of the Surviving Corporation or the Bank or formerly of Eldorado, (d) pay any pension or retirement allowance to any Person not required by an existing plan or agreement, (e) increase in any manner the compensation or fringe benefits of (including by payment of a bonus in excess of the bonus paid to such Person in the preceding year), any officer, director or employee except (i) as set forth on Schedule 3.12, (ii) as required by an employment agreement identified on
Schedule 3.17, or (iii) customary annual (or less frequent) increases in the wages or salaries of Non-Contract Employees and customary annual (or less frequent) bonuses to Non-Contract Employees, in each case consistent with past practice and which on an annualized basis do not increase the aggregate personnel costs for all Non-Contract Employees by more than 3% over the levels in effect as of September 30, 1996, or (f) increase any other direct or indirect compensation or employee benefit for or to any of its officers, directors or employees;

               5.9.11 make, amend or compromise any loan or advance (whether in cash or other property) to any officer, to any director, or to any holder of record or beneficial owner of 3% or more of the Common Stock, except advances made to employees in the usual, regular and ordinary course of business consistent with past practice;

               5.9.12 (a) make, amend or renew, or enter into any commitment to make, amend or renew, any loan if, as a result of the disbursement of the proceeds of such loan, the total Borrower Group Obligations (including accrued and unpaid interest) of the borrower to Eldorado would exceed $750,000, except that if CSBI does not grant or refuse its consent or reasonably request additional information regarding such proposed loan within three Business Days of CSBI's receipt of Eldorado's request for consent, then CSBI shall be deemed to have granted its consent; or (b) amend or renew, or enter into any commitment to amend or renew, any Criticized Asset as to which the aggregate unpaid balance (including accrued and unpaid interest) of such loan and all related Borrower Group Obligations exceeds $100,000.

               5.9.13 incur any indebtedness for borrowed money, or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other Person, in each case except in the usual, regular and ordinary course of business consistent with past practice, it being understood and agreed that the creation of deposit liabilities, purchases of federal funds, sales of certificates of deposit and entrance into repurchase agreements shall be deemed to be in the ordinary course of business so long as the maturity of such indebtedness does not exceed (a) 36 months in the case of retail certificates of deposit in amounts of less than $100,000, (b) 24 months in the case of retail certificates of deposit from the Bank's primary market area in amounts of $100,000 or more, and (c) 12 months in the case of all other such indebtedness;

               5.9.14 except as described on Schedule 5.9.14, (a) restructure or materially change its investment securities portfolio through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported, it being understood and agreed that investment portfolio transactions in the ordinary course of business and substantially consistent with past practice shall be deemed to constitute a material change in Eldorado's investment portfolio only if the number and/or nature of such transactions causes a material change in the makeup of the portfolio taken as a whole, or (b) classify as "held to maturity" any investment security acquired after the date hereof (including those acquired in replacement of existing held-to-maturity securities); or

               5.9.15 enter into any agreement or commitment to do any of the foregoing.

        5.10 PROSECUTION OF REGULATORY FILINGS. CSBI shall prepare and file all applications necessary to obtain the CSBI Governmental Approvals (using all reasonable efforts to file the same in draft or preliminary form no later than the thirtieth (30th) Business Day following the date of this Agreement, and thereafter shall use all reasonable efforts to prosecute such applications and to obtain the CSBI Governmental Approvals. [Obligation to seek waiver.]

        5.11 COVENANTS REGARDING EMPLOYEES, DIRECTORS AND OFFICERS.

               5.11.1 Employee Benefit Plans.

                  (a) From and after the Effective Time, and subject to applicable law, CSBI shall provide employee benefits, including those under Benefit Plans, to those of its (including its subsidiaries') employees who formerly were employees of Eldorado substantially the same as the benefits provided to similarly situated employees of CSBI. From and after the Effective Time, employees of CSBI (including its subsidiaries) who were employees of Eldorado immediately prior to the Effective Time shall receive full credit for all purposes under such plans for their years of service at Eldorado and (any predecessors thereto) prior to the Effective Time.

                  (b) CSBI shall honor in accordance with their terms (i) all Eldorado Benefit Plans and (ii) all contracts, arrangements and commitments described in Section 3.17(c) that are disclosed on Schedule 3.17 and (iii) all benefits vested thereunder as of the Effective Time; provided, however, that nothing in this sentence shall be interpreted as preventing CSBI from amending, modifying or terminating any Eldorado Benefit Plans, contracts, arrangements or commitments in the manner and to the extent permitted by the terms thereof.

               5.11.2 Indemnification; Directors' and Officers' Insurance.

                  (a) In the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative, including any such claim, action, suit, proceeding or investigation in which any person who is now, or has been at any time prior to the date of this Agreement, or who becomes prior to the Effective Time, a director or officer or employee of Eldorado (including any of its subsidiaries) (the "Indemnified Parties") is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he or she is or was a director, officer or employee of Eldorado or any of its predecessors, or (ii) this Agreement or any of the transactions contemplated hereby, in any case whether asserted or arising before or after the Effective Time, the Parties hereto agree to cooperate and use their best efforts to defend against and respond thereto.

                  (b) After the Effective Time, and for a period of six years thereafter, CSBI shall indemnify and hold harmless and defend, each such Indemnified Party against any losses, claims, damages, liabilities, costs, expenses (including reasonable attorney's fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Party to the fullest extent Eldorado's directors are so indemnified under the Eldorado Indemnification Rights as of the date hereof), judgments, fines and amounts paid in settlement in connection with any such threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to any action or omission that occurred, or has been alleged to have occurred, at any time prior to the Effective Time or the respective times they cease be directors or officers of Eldorado or the Bank (as applicable), whichever is later, or arising out of or pertaining to this Agreement or the other agreements entered into or approved by the Eldorado Directors in connection with the transactions contemplated by this Agreement (specifically including the implementation of any modification, change or adjustment pursuant to Section 5.13.2) (collectively, the

"Indemnified Liabilities, Expenses and Claims"), in each instance as and to the fullest extent that the directors of Eldorado, as of the date hereof, would be entitled to be indemnified by Eldorado or the Bank pursuant to their respective Articles of Incorporation and under whichever of the respective Bylaws, or the Indemnification Agreements, as in effect on the date hereof, would provide such directors with the most extensive indemnification rights (hereinafter the "Eldorado Indemnification Rights"), with respect to such Indemnified Liabilities, Expenses and Claims if they had arisen prior to the Effective Time. In the event of any such threatened or actual claim, action, suit, proceeding or investigation (whether asserted or arising before or after the Effective Time), the Indemnified Parties may retain counsel reasonably satisfactory to them after consultation with CSBI; provided, however, that (i) except as otherwise provided hereinafter, CSBI shall have the right to assume the defense thereof with counsel reasonably acceptable to the Indemnified Parties, and upon such assumption CSBI shall not be liable to any Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by any Indemnified Party in connection with the defense thereof, except that if counsel for the Indemnified Parties reasonably advises the Indemnified Parties that there are issues which raise conflicts of interest between CSBI and the Indemnified Parties or among the Indemnified Parties, the Indemnified Parties may retain counsel reasonably satisfactory to them after consultation with CSBI, and CSBI shall pay the reasonable fees and expenses of such counsel for the Indemnified Parties, (ii) CSBI shall be obligated pursuant to this paragraph to pay for only one firm of counsel for all Indemnified Parties in the absence of a conflict of interest (determined as described above) among the Indemnified Parties in each jurisdiction in which any such claim, actions, suit, proceeding or investigation is brought, and shall be obligated pursuant to this paragraph to pay for no more than two firms of counsel among all Indemnified Parties in each such jurisdiction in the event of a conflict of interest (determined as described above) among the Indemnified Parties, (iii) CSBI shall not be liable for any settlement effected without its prior written consent, which it shall not unreasonably withhold, (iv) CSBI shall have no obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and nonappealable, that indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable Law and such Law makes unenforceable the indemnity otherwise provided hereunder or under the Indemnification Agreements, and (v) CSBI shall have no obligation hereunder to any Indemnified Party with respect to any threatened or actual claim, action, suit, proceeding or investigation, or any loss or expense caused thereby, arising out of any action (or failure to act) that has been determined by a judgment of a court having competent jurisdiction and that has been final and non-appealable to have been a material breach of this Agreement, provided that CSBI proves that such act or omission was intentionally or recklessly committed by such Indemnified Party. Unless and until there shall be a final judicial determination that a person who is otherwise an Indemnified Party is not entitled to indemnification hereunder with respect to a given claim or proceeding, CSBI shall advance all expenses with respect to which an Indemnified Party is entitled to indemnity hereunder by paying the same to the Indemnified Party or to the counsel or other Person to whom they are owed within twenty (20) days following delivery of a written request therefor by such Indemnified Party to CSBI. Each Indemnified Party with respect to whom expenses have been so advanced hereby undertakes to repay such amount advanced only if, and to the extent that, it shall ultimately be determined that such Indemnified Party is not entitled to be indemnified by CSBI pursuant to this Section 5.11. Any Indemnified Party wishing to claim indemnification under this Section 5.11.2, upon learning of any such claim, action, suit, proceeding or investigation, shall notify CSBI thereof, provided that the failure to so notify shall not affect the obligations of CSBI under this Section 5.11.2 except to the extent such failure to notify materially prejudices CSBI. CSBI's obligations under this Section 5.11.2 continue in full force and effect for a period of six (6) years from the Effective Time and, with respect only to any claim asserted or made prior to or within such period, thereafter until the final disposition of such claim.

                  (c) CSBI shall use its best efforts to cause the persons serving as officers and directors of Eldorado or the Bank immediately prior to the Effective Time, and any former officers or directors thereof who were covered by directors and officers' liability insurance maintained by Eldorado or the Bank immediately prior to the Effective Time, to be covered for a period of six (6) years from the Effective Time by the directors' and officers' liability insurance policy maintained by Eldorado (provided that CSBI may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are not less advantageous than such policy) with respect to acts or omissions occurring, or alleged to have occurred, prior to the Effective Time of such officers and directors in their capacity as such; provided, however, that in no event shall CSBI be required to expend more than 200% of the current amount expended by Eldorado to maintain or procure insurance coverage pursuant hereto and further provided that if CSBI is unable to maintain or obtain the insurance called for by this Section 5.11.2(c), CSBI shall obtain as much comparable insurance as available for an amount equal to 200% of the amount currently expended therefor by Eldorado.

                  (d) For a period of six years after the Effective Time, the Surviving Corporation and CSBI will fulfill and honor in all respects the obligations of Eldorado or the Bank, as the case may be, pursuant to indemnification agreements in existence at the date of this Agreement that Eldorado or the Bank has with its respective directors, officers and certain other employees (the "Indemnification Agreements"). Such Indemnification Agreements have been made available to CSBI.

                  (e) This Section 5.11.2, which shall survive consummation of the Merger at the Effective Time and shall (i) continue in effect for the respective periods of time set forth herein, (ii) is intended to benefit each present and former director and officer of Eldorado or the Bank and any other person, including any employee of Eldorado or the Bank, who is entitled by the express terms of this Section to any rights hereunder (and each of whom shall be entitled to enforce the provisions of this Section), and (iii) shall be binding on all successors and assigns of each of CSBI, the Surviving Corporation, Eldorado and the Bank. In the event CSBI or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of CSBI or the continuing or Surviving Corporation or entity, or the purchaser or transferee of such properties and assets, as the case may be, assume the obligations set forth in this section.


        5.12 FINANCING MATTERS.

              5.12.1 Information Regarding Financing. Between the date hereof and the Effective Time, CSBI shall provide to Eldorado, not later than the last Business Day of each month, updates describing the status of CSBI's financing for the Merger (the "Merger Financing"), including reports on its progress in satisfying any conditions precedent thereto (other than the conditions relating to, or also constituting conditions precedent to, the consummation of the Merger), and attaching copies of definitive investment documents (or amendments thereto) entered into during the month then ended. Further, CSBI shall advise Eldorado, promptly after their occurrence, of any developments, changes, events or circumstances occurring after the date hereof that will or could reasonably be expected to have a material and adverse effect on CSBI's ability to satisfy any material conditions to the Merger Financing or otherwise to consummate the Merger Financing. As of the Closing Date, CSBI will have received valid and binding subscription agreements for investments in CSBI payable on or before the Closing Date, that make available to CSBI adequate funds such that CSBI can deliver (or cause to be delivered) at the Closing the aggregate amount of the Merger Consideration.

              5.12.2 Additional Financing to be Obtained. In addition to the Merger Financing that CSBI has represented (under Section 4.11) has been arranged prior to the date hereof, CSBI shall use its best efforts to obtain, and provide to Eldorado, by December 31, 1996 one or more commitment letters or subscription agreements (the "Remaining Financing Commitments") for additional Merger Financing in an amount not less than $8,600,000. To the extent reasonably requested by Eldorado's financial advisor, CSBI shall also provide to Eldorado reasonable information substantiating the financial capacity of the party(ies) to such Remaining Financing Commitments. At any time on or after January 1, 1996, if CSBI has not provided copies of Remaining Financing Commitments representing Merger Financing in the amount required by this Section 5.12.2 prior to the giving of such notice, Eldorado may give notice to CSBI that significant doubt has arisen regarding CSBI's ability to close on the Merger Financing and demanding written assurances regarding the availability of the Merger Financing as contemplated by Section 5.12.3. In the event of such a demand, CSBI shall be obligated to deliver assurances and other documentation in the manner and by the deadline provided under Section 5.12.3.

              5.12.3 Changes in Financing Status. In the event that, between the date hereof and the Effective Time, (a) it is determined that any of CSBI's representations and warranties contained in this Agreement shall not have been true and correct as of the dates when made and, as a consequence thereof, Eldorado reasonably determines that there is significant doubt regarding CSBI's ability to close on any portion of the Merger Financing representing 15% or more of the aggregate Merger Consideration, or (b) there shall occur any other event that causes Eldorado reasonably to determine that there is significant doubt regarding CSBI's ability to close on any portion of the Merger Financing representing 15% or more of the aggregate Merger Consideration, Eldorado may, by notice to CSBI, demand written assurances regarding the continued availability of the Merger Financing. In the event of such a demand, CSBI shall, within twenty (20) Business Days after Eldorado's notice, deliver to Eldorado either
(x) written confirmation from those financing sources as to which such doubt had arisen confirming that such sources remain prepared to supply their respective portions of the Merger Financing together with, if applicable (based on the nature of the foregoing doubt) information reasonably acceptable to Eldorado's financial advisor substantiating the financial capacity of such sources to supply such funds, and/or (y) one or more commitment letters or subscription agreements for substitute Merger Financing in an aggregate amount not less than the amount of Merger Financing as to which Eldorado reasonably considers such doubt not to have been alleviated in all material respects pursuant to clause
(x).

        5.13 ELDORADO ACCRUALS AND RESERVES.

              5.13.1 Classification of Assets and Maintenance of Reserves. Eldorado agrees that, at all times prior to the Effective Time, Eldorado shall classify its assets and adjust its loan loss, OREO reserves and tax reserves in a manner consistent with (a) its policies and practices in effect as of September 30, 1996, and (b) any requirement of a Bank Regulator, including those imposed as a consequence of an examination of Eldorado by such regulator. CSBI may from time to time, in its discretion, conduct a review of Eldorado's asset classifications and the adequacy of Eldorado's allowance for loan and lease losses, OREO reserves and tax reserves. If, in the reasonable judgment of CSBI based the foregoing classification and reserve standards, any assets should be reclassified or any of such reserves should be increased, CSBI may propose such reclassification or increase to Eldorado; provided, however, that any such proposal shall be delivered to Eldorado on or before the fifth Business Day following the Federal Reserve Bank's acceptance of CSBI's application filed therewith. If and to the extent that Eldorado agrees with such proposed reclassification or increase, Eldorado shall effect the same on its books and records. If and to the extent that Eldorado refuses to effect one or more proposed reclassifications or increases, CSBI may, in its discretion, refer such matter for review and determination by an Impartial Arbiter, the fees and expenses of which shall be borne equally by the Parties. The Impartial Arbiter's determination shall be made based on prevailing standards in the commercial banking industry. The Impartial Arbiter shall not be constrained to adopt the position of either Party with respect to any matter presented to it and shall be free to classify any asset at any intermediate classification, and adjust any reserve at any intermediate amount, in its sole judgment; provided, however, that the Impartial Arbiter shall not adopt a position on any matter referred to it outside the range bounded by the positions of the Parties. The determination by the Impartial Arbiter shall be final and binding on both Parties. Notwithstanding anything to the contrary contained herein, Eldorado may, in its discretion, defer any reclassification of an asset or increase in a reserve determined to be appropriate pursuant to this Section 5.13.1 until immediately prior to (and conditioned upon the occurrence of) the Closing, but any such reclassification or increase shall be considered to be effective for purposes of determining Eldorado's satisfaction of the provisions of Section 6.2.2 as that section applies to Section 3.12. Nothing in this Section 5.13.1 shall derogate from CSBI's right to obtain information from and regarding Eldorado throughout the period from the date hereof through the Effective Time.

        5.13.2 Certain Other Pre-Closing Adjustments.

                  (a) Subject to subsection (c) of this Section 5.13.2, prior to the Effective Time, Eldorado and CSBI shall review Eldorado's loan, OREO, accrual and reserve policies and practices (including loan classifications and levels of tax, loan and OREO reserves and accruals) and, to the extent determined necessary or advisable by CSBI in its sole discretion, and consistent in all events with GAAP and the accounting rules, regulations and interpretations of the SEC, modify and change such policies and practices to (i) reflect CSBI's plans with respect to the conduct of Eldorado's business following the Merger, and (ii) make adequate provision for the costs and expenses relating thereto so as to be applied consistently on a satisfactory basis with those of CSBI.

                  (b) Subject to subsection (c) of this Section 5.13.2, Eldorado agrees that, prior to the Effective Time, Eldorado shall adjust its loan loss and OREO reserves as CSBI may determine, consistent with GAAP and the accounting rules, regulations and interpretations of the SEC but in CSBI's sole discretion, is appropriate in light of the then-anticipated post-closing grading, classification or disposition of the relevant Eldorado assets.

                  (c) Eldorado's obligations to implement the changes described in this Section 5.13.2 are conditioned upon (i) prior written notice from CSBI that all conditions to CSBI's obligations to consummate the Merger provided herein (other than deliveries to be made at the Closing) have been satisfied or waived, (ii) the reasonable determination by Eldorado that all conditions to Eldorado's obligations to consummate the Merger provided herein (other than deliveries to be made at the Closing) have been satisfied or waived,
(iii) receipt of written confirmation from CSBI that CSBI has, either directly or in one or more escrow accounts, cash equal to the aggregate Merger Consideration (less any Redemption to be furnished by Eldorado), and (iv) the absence of any reasonable basis for Eldorado to expect that the Merger will not be consummated.

                  (d) No accruals or reserves required solely by this Section
5.13.2 shall be considered in determining Eldorado's satisfaction of the provisions of Section 6.2.1 as that section applies to Section 3.12.

        5.14 STOCK OPTION AGREEMENT. Eldorado agrees that, as a condition of and as an inducement to CSBI to enter into this Agreement, Eldorado will enter into a Stock Option Agreement, in the form attached as Exhibit 5.14 and dated of even date herewith, immediately upon the execution and delivery of this Agreement.


                                   ARTICLE VI
                              CONDITIONS TO CLOSING

        6.1 CONDITIONS TO OBLIGATIONS OF BOTH PARTIES. The obligations of CSBI, Merger Sub and Eldorado to consummate the Merger are subject to the satisfaction of each of the following conditions:

               6.1.1 Approval by Eldorado's Shareholders. The Merger shall have been approved by the affirmative vote of the holders of a majority of all shares of Common Stock entitled to vote thereon.

               6.1.2 Regulatory Approvals. All approvals of any Governmental Entity required for the consummation of the Merger (including the Eldorado Governmental Approvals and the CSBI Governmental Approvals but expressly excluding any approval required for the Bank to dividend funds to Eldorado Bancorp for purposes of funding the Redemption) shall have been obtained and shall remain in full force and effect; all statutory or other required waiting periods in respect thereof shall have expired; and no approval of any Governmental Entity shall have imposed any condition or requirement which, in the reasonable opinion of CSBI, would so materially adversely affect the economic or business benefits of the Merger to CSBI so as to render inadvisable the consummation thereof; provided, however, that a failure to obtain any required approval of a Redemption by Eldorado or of a dividend from the Bank to Eldorado Bancorp to fund a Redemption shall in no event constitute a failure of this condition.

               6.1.3 No Pending or Threatened Claims. There shall be no claim, action, suit, investigation or other proceeding pending or overtly threatened before any court or other Governmental Entity that presents a substantial risk of restraint or prohibition of the Merger or the obtaining of material damages from Eldorado, CSBI or Merger Sub or their respective officers or directors in connection therewith; and no such restraint or prohibition shall be effective as of the Closing, whether or not the action in which the same was entered shall remain pending.

        6.2 CONDITIONS TO THE OBLIGATIONS OF CSBI AND MERGER SUB. The obligations of Merger Sub to consummate the Merger, and of CSBI to cause Merger Sub to consummate the Merger, are further subject to the satisfaction of, or CSBI's written waiver of, each of the following conditions:

               6.2.1 Accuracy of Representations and Warranties When Made. Eldorado's representations and warranties contained in this Agreement shall have been true and correct as of the dates when made (except with respect to events and conditions waived by CSBI pursuant to Section 5.5), except to the extent that (without giving effect to any qualifications contained therein relating to "materiality" or the absence of a "Material Adverse Effect") the event or development rendering such representation or warranty untrue, individually or in the aggregate with all other events or developments rendering that or any other representation or warranty untrue, shall not have resulted in or constitute, and could not reasonably be expected to result in or constitute, a Material Adverse Effect on Eldorado or on Eldorado's ability to consummate the Merger.

               6.2.2 Bringdown of Representations and Warranties at Closing. Eldorado's representations and warranties contained in this Agreement shall remain true and correct as of the Closing as though made at and as of the Closing (excepting only representations and warranties which speak (other than in the preamble to Article III) expressly as of an earlier specified date and except with respect to events and conditions waived by CSBI pursuant to Section 5.5), except to the extent that (without giving effect to any qualifications contained therein relating to "materiality" or the absence of a "Material Adverse Effect") the event or development rendering such representation or warranty untrue, individually or in the aggregate with all other events or developments rendering that or any other representation or warranty untrue, shall not have resulted in or constitute, and could not reasonably be expected to result in or constitute, a Material Adverse Effect on Eldorado or on Eldorado's ability to consummate the Merger.

               6.2.3 Compliance with Covenants. Eldorado shall have performed, satisfied and complied with, in all material respects, each of its agreements and covenants contained in Articles II and V and elsewhere in this Agreement, unless the failure to perform, satisfy or comply relates to an immaterial obligation that, taken together with all other such failures, does not constitute a material failure by Eldorado to perform its obligations hereunder.

               6.2.4 Securities Outstanding. There shall be no shares of Common Stock or other Eldorado securities issued and outstanding as of the Effective Time other than (a) the 3,787,734 shares issued and outstanding as of the date hereof, and (b) any shares issued upon the exercise of Options subsequent to the date hereof, which exercise has been in accordance with the terms of the applicable Option as in effect on the date hereof.

               6.2.5 Cancellation of Options. All Options outstanding as of the date hereof (other than Excluded Options, as to which CSBI's obligations are not conditioned) shall have been cancelled prior to the Effective Time. The number of Options for which Eldorado shall have paid (or shall be liable to pay) consideration to so cancel (whether or not equal to the Option Cancellation Payment) shall have related to not more than an aggregate of 314,233 shares of Common Stock less the number of shares (if any) issued as described in clause
(b) of Section 6.2.3 and less the number of shares subject to Excluded Options, and Eldorado shall not have paid (or become liable to pay) more than the applicable Option Cancellation Payment for the cancellation of any such Option. As of the Effective Time, there shall be outstanding or in force and effect no Option (other than Excluded Options, as to which CSBI's obligations are not conditioned) or other option, warrant, call, right or agreement that obligates Eldorado to issue, deliver or sell, or cause to be issued, delivered or sold, any share of capital stock or other securities of Eldorado, or that obligates Eldorado to grant, extend or enter into any such option, warrant, call, right or agreement.

               6.2.6 Dissenting Shares. The aggregate number of shares of Common Stock owned by Persons who have made a demand for purchase under Section 1301 of the Corporations Code shall constitute less than 15.0% of all shares of Common Stock outstanding as of the date of the meeting of Shareholders called for the purpose of voting on the Merger.

               6.2.7 Third Party Consents. The consent, approval or waiver of each Person (other than the Governmental Entities referred to in Section 6.1.2) whose consent, approval or waiver shall be required in order to permit the consummation of the Merger or the preservation of the contractual rights of Eldorado with respect to its business shall have been obtained, except where the failure to obtain such consent, approval or waiver would not have a Material Adverse Effect on the economic or business benefits to CSBI of the Merger so as to render inadvisable the consummation of the Merger in the reasonable judgment of CSBI.

               6.2.8 Receipt of Legal Opinion. CSBI shall have received a legal opinion from Stradling, Yocca, Carlson & Rauth, counsel for Eldorado, addressed to CSBI and Merger Sub and dated the Closing Date, in form and substance reasonably satisfactory to CSBI, opining to the matters set forth on Exhibit 6.2.8, subject to customary assumptions and qualifications.

               6.2.9 Auditors' Opinion and Report. KPMG Peat Marwick LLP shall have (a) rendered an unqualified opinion with respect to Eldorado's financial statements as at December 31, 1996 and for year then ended following its audit of such financial statements, and (b) delivered to Eldorado a letter indicating that such firm has reviewed the books, records and internal accounting statements and accounting procedures of Eldorado and setting forth such firm's conclusions regarding the adequacy of Eldorado's internal control procedures, and Eldorado shall have furnished a copy of such letter to CSBI.

               6.2.10 Receipt of Officers' Certificates. Eldorado shall have delivered to CSBI and Merger Sub (a) a certificate, executed by the Chief Executive Officer and Chief Financial Officer of Eldorado and dated as of the Closing Date, certifying to the fulfillment of the conditions specified in
Section 6.1 (with regard to Eldorado only) and Section 6.2, including a certification that each representation or warranty contained in Article III is true and correct as of the Closing Date (or, if such certification cannot be made, specifying the exceptions thereto), excepting only representations and warranties which speak expressly as of an earlier specified date and matters previously disclosed in Disclosure Schedules or Disclosure Supplements, and (b) a certificate, executed by the Chief Financial Officer of Eldorado and dated as of not more than three (3) Business Days prior to the Closing Date, containing, and certifying to the accuracy of, the same information required to be included on Part A of Schedule 3.10 had such Schedule been delivered as of the date of such certificate.

               6.2.11 Documents and Instruments in Satisfactory Form. All corporate and other proceedings in connection with this Agreement and with the Merger and all documents and instruments incidental to the Merger shall be reasonably satisfactory in substance and form to CSBI and its counsel, and CSBI and its counsel shall have received all such counterpart originals or certified or other copies of such documents as they may reasonably request.

               6.2.12 Receipt of Funds from Eldorado. The Exchange Agent shall have received from Eldorado the amount, if any, to be funded by Eldorado pursuant to Section 2.3.3.

        6.3 CONDITIONS TO THE OBLIGATIONS OF ELDORADO. The obligations of Eldorado to consummate the Merger are further subject to the satisfaction of, or Eldorado's written waiver of, each of the following conditions:

               6.3.1 Compliance with Covenants. CSBI shall have performed, satisfied and complied with, in all material respects, each of its agreements and covenants contained in Articles II and V and elsewhere in this Agreement, unless the failure to perform, satisfy or comply relates to an immaterial obligation that, taken together with all other such failures, does not constitute a material failure by CSBI to perform its obligations hereunder.

               6.3.2 Receipt of Legal Opinion. Eldorado shall have received a legal opinion from Nutter, McClennen & Fish, LLP, counsel for CSBI and Merger Sub, addressed to Eldorado and dated the Closing Date, in form and substance reasonably satisfactory to Eldorado, opining to the matters set forth on Exhibit 6.3.2, subject to customary assumptions and qualifications.

               6.3.3 Receipt of Officers' Certificate. Eldorado shall have received from each of CSBI and Merger Sub a certificate, executed by respectively, the President and Chief Financial Officer of CSBI and the President and Chief Financial Officer of Merger Sub and dated as of the Closing Date, certifying to the fulfillment of the conditions specified in Section 6.1 (with regard to CSBI and Merger Sub only) and Section 6.3, including a certification that each representation or warranty contained in Article IV is true and correct as of the Closing Date (or, if such certification cannot be made, specifying the exceptions thereto), excepting only representations and warranties which speak expressly as of an earlier specified date.

               6.3.4 Documents and Instruments in Satisfactory Form. All corporate and other proceedings in connection with this Agreement and with the Merger and all documents and instruments incidental to the Merger shall be reasonably satisfactory in substance and form to Eldorado and its counsel, and Eldorado and its counsel shall have received all such counterpart originals or certified or other copies of such documents as they may reasonably request.

               6.3.5 Receipt of Purchase Price. The Exchange Agent shall have received from CSBI funds adequate to pay the aggregate of all amounts required to be paid to holders of Common Stock pursuant to Section 2.3.1, less the amount of the Deposit delivered by the Deposit Escrow Agent and the amount (if any) to be funded by Eldorado pursuant to Section 2.3.3.

               6.3.6 Payment of Option Cancellation Payments. The Option Cancellation Payments shall have been made prior to the Closing, or procedures reasonably acceptable to Eldorado shall have been adopted for the payment of the Option Cancellation Payments promptly following the Effective Time.

                                   ARTICLE VII
                          TERMINATION; TERMINATION FEE

         This Agreement may be terminated, and the Merger abandoned, prior to the Closing solely by the following means and with the following effects:

        7.1 BY MUTUAL AGREEMENT. Eldorado and CSBI (on behalf of itself and Merger Sub) may terminate this Agreement by mutual written consent at any time.

        7.2 REGULATORY IMPEDIMENT. Either CSBI (on behalf of itself and Merger
Sub) or Eldorado may unilaterally terminate this Agreement at any time prior to the Closing if (a) a Bank Regulator shall have made a final determination denying an application of either Party the granting of which is essential to the consummation of the Merger, or (b) the occurrence of the Closing would violate any final order, decree or judgment of any court having competent jurisdiction, provided, that CSBI shall reimburse Eldorado for Eldorado's reasonable and documented Expenses, not to exceed $400,000, unless the basis for such termination is (x) a Bank Regulator's denial of an application on the basis of matters associated predominantly with Eldorado's condition, regulatory compliance or similar matters, or (y) an order, decree or judgment entered in an action brought principally (i) against Eldorado, (ii) based on actions (or failures to act) by Eldorado, or (iii) based on an agreement to which Eldorado is a party or by which any of Eldorado's assets are bound.

        7.3 BY CSBI. CSBI (on behalf of itself and Merger Sub) may unilaterally terminate this Agreement:

               7.3.1 if Eldorado has breached any representation or warranty contained in this Agreement and such breach is of a nature that would, in the reasonable determination of CSBI, cause the failure of the condition set forth in Section 6.2.1, or if Eldorado has failed to perform, satisfy or comply with any of its agreements and covenants contained in this Agreement (other than as described in Section 7.3.2) and such failure is of a nature that would, in the reasonable determination of CSBI, cause the failure of the condition set forth in Section 6.2.3, in either case such termination to take effect ten (10) Business Days following notice to Eldorado identifying such breach or failure if such breach or failure has not been cured prior to the expiration of such period;

               7.3.2 upon notice to Eldorado given within the period provided therefor in Section 5.1.4 if (a) Eldorado has not reaffirmed its intent to proceed with the Merger within the time provided therefor in Section 5.1.4 following its receipt of a Qualifying Strategic Transaction Proposal, or (b) the Board of Directors fails to give its Recommendation of Approval to the Shareholders, or withdraws its Recommendation of Approval prior to the affirmative vote of the

Shareholders, whether or not such failure or withdrawal is permitted under
Section 5.2.2, provided that in the case of a termination under this Section 7.3.2, CSBI shall be entitled to receive from Eldorado the Termination Fee;

               7.3.3 upon notice to Eldorado, if any of the conditions to the obligations of CSBI contained in Section 6.2 has not been satisfied as of the Closing Date or if, in the reasonable determination of CSBI, a matter disclosed by Eldorado pursuant to Section 5.5 (or otherwise coming to the attention of CSBI at any time hereafter) will prevent Eldorado from satisfying the conditions set forth in Section 6.2.1 or Section 6.2.2 as of the Closing;

               7.3.4 upon notice to Eldorado at any time after 12:00 noon (Pacific time) on August 1, 1997, if the Closing shall not have occurred prior to such date and time, unless (a) such failure results primarily from CSBI breaching any of its representations, warranties, covenants or agreements contained in this Agreement or (b) all affirmative approvals of Governmental Entities that are necessary to the consummation of the Merger have been obtained and the Parties are in the so-called "waiting period" relating to Department of Justice review, provided, that (x) if the basis for such termination is the failure of the Shareholders to approve the Merger, Eldorado shall reimburse CSBI for CSBI's reasonable and documented Expenses, not to exceed $400,000, and (y) if the basis for such termination is the failure to obtain those approvals of Governmental Entities required under Section 6.1.2, a condition to the effectiveness of such termination is CSBI's reimbursement of Eldorado's reasonable and documented Expenses, not to exceed $400,000.

        7.4 BY ELDORADO. Eldorado may unilaterally terminate this Agreement:

               7.4.1 if CSBI has failed to perform, satisfy or comply with in any material respect any of its agreements and covenants contained in this Agreement (including a failure timely to furnish assurances of continued availability of the Merger Financing and/or evidence of Merger Financing as provided in Section 5.12.3, including as such Section incorporates Section
5.12.2 regarding the Remaining Financing Commitments), such termination to take effect (a) if such failure is with respect to Section 5.12.3, at the end of the period set forth in such Section, and (b) if such failure is with respect to any other Section, ten (10) Business Days following notice to CSBI identifying such breach or failure if such breach or failure has not been cured prior to the expiration of such period;

               7.4.2 upon notice to CSBI if Eldorado has received a Qualifying Strategic Transaction Proposal; provided, however, that a condition to the effectiveness of any termination pursuant to this Section 7.4.2 is the payment of the Termination Fee to CSBI by Eldorado;

               7.4.3 upon notice to CSBI if the Shareholders fail to approve the Merger by the requisite votes required by Law at a Shareholders Meeting; provided, however, that a condition to the effectiveness of any termination pursuant to this Section 7.4.3 is Eldorado's payment of CSBI's reasonable and documented Expenses, not to exceed $400,000, unless CSBI shall have voted any shares of Common Stock with respect to which CSBI holds proxies or powers of attorney against the approval of the Merger; and provided further that Eldorado may not terminate the Agreement pursuant to this Section 7.4.3 if prior to the meeting of Shareholders the Board of Directors has not given, or has given but withdrawn, its Recommendation of Approval;

               7.4.4 upon notice to CSBI if any of the conditions to the obligations of Eldorado contained in Section 6.3 has not been satisfied as of the Closing Date; or

               7.4.5 upon notice to CSBI after 12:00 noon (Pacific time) on August 1, 1997, if the Closing shall not have occurred prior to such date and time, unless (a) the failure results primarily from Eldorado breaching any of its representations, warranties, covenants or agreements contained in this Agreement or (b) all affirmative approvals of Governmental Entities that are necessary to the consummation of the Merger have been obtained and the Parties are in the so-called "waiting period" relating to Department of Justice review; provided, however, that (x) if the basis for such termination is the failure of the Shareholders to approve the Merger, a condition to the effectiveness of such termination is Eldorado's payment of CSBI's reasonable and documented Expenses, not to exceed $400,000, and (y) if the basis for such termination is the failure to obtain those approvals of Governmental Entities required under Section 6.1.2, CSBI shall reimburse Eldorado for Eldorado's reasonable and documented Expenses, not to exceed $400,000.

        7.5 TERMINATION FEE; DEPOSIT.

               7.5.1 Termination Fee. The "Termination Fee" means Three Million Five Hundred Thousand Dollars ($3,500,000), in same day funds.

               7.5.2 Disposition of Deposit. In the event this Agreement is terminated by Eldorado on any basis other than pursuant to Section 7.2, Section 7.4.2, Section 7.4.3 or Section 7.4.5, the Deposit shall be disbursed to Eldorado in accordance with the Deposit Escrow Agreement. In the event this Agreement is terminated and Eldorado is not entitled to receive the Deposit in accordance with the immediately preceding sentence, CSBI shall be entitled to the return of the Deposit from the Deposit Escrow Agent.

        7.6 EFFECT OF TERMINATION; REMEDIES.

               7.6.1 General. In the event this Agreement is terminated pursuant to this Article VII, this Agreement shall become void and of no effect and neither Party shall have any liabilities or other obligations whatsoever hereunder, except that (a) the provisions of Section 5.3 relating to Confidential Information, Article VII and Section 8.2 shall survive such termination, and (b) notwithstanding anything else to the contrary contained herein, but subject in all events to the immediately following sentence, neither Party shall be relieved of or released from any liability or damages arising out of its breach of any provision of this Agreement prior to such termination. In the event that either Party has breached this Agreement by the inaccuracy, as of the date when made, of a representation or warranty made herein by such Party, such Party shall not be liable to the other Party for damages unless (i) one or more of the breaching Party's officers identified in the definition of "Eldorado's Knowledge" or "CSBI's Knowledge", as applicable, knew or reasonably should have known of such inaccuracy as of the date of this Agreement, and (ii) the facts causing such inaccuracy, individually or in the aggregate with all other facts causing other representations or warranties to be inaccurate, shall not have resulted in or constitute, and could not reasonably be expected to result in or constitute, in the case of Eldorado, a Material Adverse Effect on Eldorado, prior to or after the Merger (and assuming for purposes of this clause that the Merger Sub has no assets, liabilities or operations), or on Eldorado's ability to consummate the Merger, and in the case of CSBI, a Material Adverse Effect on CSBI's ability to consummate the Merger.

               7.6.2 Remedies Cumulative Generally. Except as provided in
Section 7.6.3, no remedy made available by any of the provisions of this Agreement is intended to be exclusive of any other remedy, and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity.

               7.6.3 Certain Remedies Exclusive.

                  (a) If this Agreement is properly terminated under Section
7.3.2 or 7.4.2 and Eldorado pays to CSBI the Termination Fee (i) within three Business Days of the notice of termination, in the case of Section 7.4.2, or
(ii) within ten Business Days of the notice of termination, in the case of
Section 7.3.2, then CSBI's receipt and acceptance of the Termination Fee shall constitute an exclusive remedy, and following such receipt and acceptance CSBI shall be barred from recovering damages for any breach of any term of this Agreement or from seeking any other remedy at law or in equity from Eldorado, the Bank or any of the Indemnified Parties (other than with respect to such Persons' compliance with the provisions of Section 5.3 relating to Confidential Information).

                  (b) If (i) this Agreement is properly terminated under Section 7.4.3, or under Section 7.3.4 or Section 7.4.5 on the basis of the Shareholders' failure to approve the Merger, (ii) CSBI has not asserted a breach of this Agreement by Eldorado at or before the time CSBI delivers to Eldorado its invoice for reimbursement of Expenses pursuant to such Section, and (iii) Eldorado reimburses CSBI's Expenses (subject to the cap specified in such Section) within ten (10) Business Days after Eldorado's receipt of the invoice therefor (which period shall be extended by an additional reasonable time if Eldorado has reasonably disputed the amount of such obligations), then CSBI's timely receipt of such reimbursement shall constitute an exclusive remedy except as provided in Section 7.5.2, and following such receipt and acceptance CSBI shall be barred from recovering damages for any breach of any term of this Agreement or from seeking any other remedy at law or in equity from Eldorado, the Bank or any of the Indemnified Parties (other than with respect to such Persons' compliance with the provisions of Section 5.3 relating to Confidential Information).

                  (c) If this Agreement is terminated under provisions that entitle Eldorado to receive and retain the Deposit, and the Deposit is so disbursed to Eldorado in accordance with the Deposit Escrow Agreement without challenge to such disbursement by CSBI, then Eldorado's receipt and acceptance of the Deposit shall constitute an exclusive remedy, and following such receipt and acceptance Eldorado shall be barred from recovering damages for any breach of any term of this Agreement or from seeking any other remedy at law or in equity from CSBI or any of its affiliates or investors (other than with respect to such Persons' compliance with the provisions of Section 5.3 relating to Confidential Information).


                                  ARTICLE VIII
                                  MISCELLANEOUS

        8.1 CLOSING. Unless the Parties shall mutually fix another date, the Closing Date shall be that date (or the next subsequent Tuesday, Wednesday or Thursday that is a Business Day) that is five Business Days following the latest to occur of the conditions set forth in Section 6.1. Subject to the fulfillment or waiver of those conditions and the other conditions set forth in Article VI, the Closing of the Merger shall take place at the offices of Eldorado's counsel in Newport Beach, California, at 10:00 a.m. (local time) on the Closing Date. Except as otherwise provided herein, all proceedings to be taken and all documents to be executed at the Closing shall be deemed to have been taken, delivered and executed simultaneously as of the Effective Time, and no proceeding shall be deemed taken nor documents deemed executed or delivered until all have been taken, delivered and executed.

        8.2 EXPENSES. Except as expressly provided in Sections 7.3 and 7.4 with respect to reimbursement of CSBI's Expenses under certain circumstances, each Party shall be responsible for its own Expenses.

        8.3 PUBLICITY. Promptly following the execution and delivery of this Agreement, Eldorado and CSBI shall issue a joint press release in a form mutually to be agreed upon. Eldorado and CSBI shall not, and shall instruct their Representatives not to, issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement concerning, this Agreement or the Merger without the consent of the other Party, which consent shall not be unreasonably withheld. Notwithstanding the foregoing, in the event that any Party determines, based upon the advice of counsel, that a press release, disclosure in a public filing, or other public disclosure of or reference to this Agreement, the Merger or the other Party is required by Law, the former Party shall first notify the latter Party of the potential disclosure, afford the latter Party a reasonable opportunity to review and comment on the proposed disclosure, and obtain the latter Party's approval of such disclosure, which approval shall not be withheld or delayed in any manner that is unreasonable under the circumstances.

        8.4 NOTICES. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered in person or by electronic facsimile transmission (with confirmation) or on the next business day after dispatch by an overnight courier of national reputation to the respective Parties as follows:

         If to CSBI or Merger Sub, to it at:

         Commerce Security Bancorp, Inc.
         7777 Center Drive
         Huntington Beach, CA 92647
         Attention: Robert P. Keller, President & CEO
         fax:  (714) 891-8884

         with a copy to:

         Nutter, McClennen & Fish, LLP
         One International Place
         Boston, Massachusetts  02110-2699
         Attention:       Michael K. Krebs, Esquire
                          Hugh A. O'Reilly, Esquire
         fax:  (617) 973-9748

         If to Eldorado, to it at:

         Eldorado Bancorp
         19100 Von Karman Avenue
         Suite 550
         Irvine, CA 92612
         Attention: J.B. Crowell, President & CEO
         fax:  (714) 798-1123

         with a copy to:

         Stradling, Yocca, Carlson & Rauth
         660 Newport Center Drive, Suite 1600
         Newport Beach, CA 92660-6422
         Attention: C. Craig Carlson, Esquire
         fax:  714-725-4100

or to such other address as the Person to whom notice is given may have previously furnished to the others in writing in the manner set forth above (provided that notice of any change of address shall be effective only upon receipt thereof).

        8.5 ENTIRE AGREEMENT. This Agreement constitutes the entire agreement among the Parties and, supersedes all prior agreements, understandings, negotiations and discussions, both written and oral, among the Parties with respect to the subject matter hereof.

        8.6 NON-SURVIVAL OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS. None of the representations, warranties, covenants and agreements contained herein or in any instrument delivered pursuant to this Agreement shall survive the Effective Time except those covenants and agreements that by their express terms apply in whole or in part to periods after the Effective Time.

        8.7 BENEFITS; BINDING EFFECT; ASSIGNMENT AND DESIGNATION. This Agreement shall be for the benefit of and binding upon the Parties, their respective successors and, where applicable, assigns. No Party may assign this Agreement or any of its rights, interests or obligations hereunder without the prior written consent of the other Party. Notwithstanding any assignment or delegation of any Party's rights, interests or obligations, each Party shall nonetheless remain responsible for the performance of all of its obligations provided hereunder.

        8.8 WAIVER. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall any such waiver constitute a continuing waiver unless otherwise expressly so provided.

        8.9 NO THIRD PARTY BENEFICIARY. Nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon or give any Person other than the Parties and their respective successors and permitted assigns any rights or remedies under or by reason of this Agreement.

        8.10 SEVERABILITY. The invalidity of any one or more of the words, phrases, sentences, clauses, Sections or Articles contained in this Agreement shall not affect the enforceability of the remaining portions of the Agreement or any part hereof, all of which are inserted conditionally on their being valid in law. In the event any one or more of the words, phrases, sentences, clauses, sections or subsections contained in this Agreement shall be declared invalid, this Agreement shall be construed as if such invalid word(s), phrase(s), sentence(s), clause(s), section(s), or subsection(s), had not been inserted; provided, however, that if any provision is declared to be unenforceable because it is determined to be overbroad, then, to the extent possible, in lieu of deletion such provision shall be modified to the minimum extent necessary to render such provision enforceable.

        8.11 COUNTERPARTS. This Agreement may be executed in any number of counterparts and by the several Parties in separate counterparts, each of which shall be deemed to be one and the same instrument.

        8.12 APPLICABLE LAW; CONSENT TO JURISDICTION. THIS AGREEMENT AND ALL RIGHTS OF THE PARTIES RELATING TO THE TRANSACTIONS CONTEMPLATED HEREBY SHALL BE GOVERNED BY THE LAWS OF THE UNITED STATES AND THE INTERNAL LAW OF THE STATE OF CALIFORNIA (WITHOUT REGARD TO THE CONFLICT OF LAWS PROVISIONS THEREOF), AND ALL QUESTIONS CONCERNING THE VALIDITY AND CONSTRUCTION THEREOF SHALL BE DETERMINED IN ACCORDANCE WITH THE LAWS OF SAID STATE. EACH PARTY HEREBY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE FEDERAL AND STATE COURTS SITTING IN THE COUNTY OF ORANGE, STATE OF CALIFORNIA IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT AND HEREBY IRREVOCABLY AGREES, ON BEHALF OF ITSELF AND ON BEHALF OF SUCH PARTY'S SUCCESSORS AND PERMITTED ASSIGNS, THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT AND IRREVOCABLY WAIVES ANY OBJECTION SUCH PERSON MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH A COURT OR THAT SUCH COURT IS AN INCONVENIENT FORUM.

        8.13 WAIVER OF JURY TRIAL. THE PARTIES HERETO HEREBY WAIVE TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT, THE RELATED DOCUMENTS OR THE RELATIONSHIP ESTABLISHED HEREUNDER.

              [The rest of this page is intentionally left blank.]

         IN WITNESS WHEREOF, the Parties have each executed and delivered this Agreement as of the day and year first above written.



                                       COMMERCE SECURITY BANCORP, INC.
ATTEST:


                                       By: /s/ Robert Keller
-----------------------                    ------------------------------------
Secretary                                   President & Chief Executive Officer




                                       ELDORADO BANCORP
ATTEST:


                                       By: /s/ J.B. Crowell
-----------------------                    ------------------------------------
Secretary                                   President & Chief Executive Officer

                                TABLE OF CONTENTS


AGREEMENT AND PLAN OF MERGER...................................................................................   -1-

ARTICLE I    Definitions and Rules of Construction.............................................................   -1-
         1.1      Definitions..................................................................................   -1-
         1.2      Rules of Construction........................................................................   -7-

ARTICLE II   The Merger........................................................................................   -7-
         2.1      The Merger...................................................................................   -7-
         2.2      Corporate Documents, Directors and Officers..................................................   -7-
         2.3      Treatment of Common Stock and Merger Sub Stock...............................................   -8-
                  2.3.1 Conversion of Common Stock.............................................................   -8-
                  2.3.2 Dissenting Shares......................................................................   -8-
                  2.3.3 Payment to Exchange Agent..............................................................   -8-
                  2.3.4 Conversion of Merger Sub Stock.........................................................   -9-
         2.4      Exchange of Certificates.....................................................................   -9-
                  2.4.1 Common Stock Exchange Procedures.......................................................   -9-
                  2.4.2 Certain Taxes..........................................................................    9-
                  2.4.3 Lost, Stolen or Destroyed Certificates.................................................  -10-
                  2.4.4 Unclaimed Monies.......................................................................  -10-
         2.5      Treatment of Options.........................................................................  -10-
         2.6      Closing of Transfer Books....................................................................  -10-

ARTICLE III  Representations and Warranties of Eldorado........................................................  -11-
         3.1      Organization, Standing and Power.............................................................  -11-
         3.2      Capital Structure............................................................................  -11-
                  3.2.1 Capital Stock of Eldorado..............................................................  -11-
                  3.2.2 Capital Structure of Bank..............................................................  -12-
                  3.2.3 Other Securities.......................................................................  -12-
         3.3      Interests in Other Entities..................................................................  -13-
         3.4      Authority and Related Matters................................................................  -13-
         3.5      Agreements with Certain Persons Regarding Merger.............................................  -13-
         3.6      Conflicts....................................................................................  -13-
         3.7      Consents.....................................................................................  -14-
         3.8      Securities Filings and Financial Statements..................................................  -14-
         3.9      Regulatory Filings and Agreements............................................................  -15-
         3.10     Undisclosed Liabilities......................................................................  -15-
         3.11     Criticized Assets, Reserves and Certain Other Assets.........................................  -16-
         3.12     Investment Securities; Derivatives...........................................................  -16-
         3.13     Absence of Certain Changes or Events.........................................................  -16-
         3.14     Compliance with Applicable Laws..............................................................  -17-
         3.15     Litigation and Other Disputes................................................................  -17-
         3.16     Administration of Fiduciary Accounts.........................................................  -17-
         3.17     Taxes........................................................................................  -18-
         3.18     Certain Agreements...........................................................................  -18-
         3.19     Employees and Employee Benefit Plans.........................................................  -19-
         3.20     Properties...................................................................................  -20-
         3.21     Environmental................................................................................  -20-
         3.22     Intellectual Property........................................................................  -21-
         3.23     Brokers......................................................................................  -21-
         3.24     Fairness Opinion.............................................................................  -21-
         3.25     Disclosure of All Material Matters...........................................................  -21-


                                       (i)

ARTICLE IV  Representations and Warranties of CSBI and Merger Sub..............................................  -22-
         4.1      Organization, Standing and Power.............................................................  -22-
         4.2      Authority and Related Matters................................................................  -22-
         4.3      No Conflicts.................................................................................  -22-
         4.4      Consents.....................................................................................  -22-
         4.5      Brokers......................................................................................  -23-
         4.6      Financial Capacity...........................................................................  -23-

ARTICLE V   Additional Agreements..............................................................................  -23-
         5.1      Discussions with Third Parties...............................................................  -23-
         5.2      Proxy Statement; Shareholder Meeting.........................................................  -24-
         5.3      Access.......................................................................................  -25-
         5.4      Cooperation..................................................................................  -26-
         5.5      Advice of Changes............................................................................  -27-
         5.6      Current Information..........................................................................  -27-
         5.7      Interim and Annual Financial Statements......................................................  -27-
         5.8      Conduct of Business by Eldorado..............................................................  -28-
         5.9      Certain Operating Covenants..................................................................  -28-
         5.10     Prosecution of Regulatory Filings............................................................  -31-
         5.11     Covenants Regarding Employees, Directors and Officers........................................  -31-
                  5.11.1  Employee Benefit Plans...............................................................  -31-
                  5.11.2  Indemnification; Directors' and Officers' Insurance..................................  -31-

ARTICLE VI  Conditions to Closing..............................................................................  -33-
         6.1      Conditions to Obligations of Both Parties....................................................  -33-
                  6.1.1 Approval by Eldorado's Shareholders....................................................  -33-
                  6.1.2 Regulatory Approvals...................................................................  -33-
                  6.1.3 No Pending or Threatened Claims........................................................  -33-
         6.2      Conditions to the Obligations of CSBI and Merger Sub.........................................  -34-
                  6.2.1 Accuracy of Representations and Warranties; Compliance with Covenants..................  -34-
                  6.2.2 Bringdown of Representations and Warranties............................................  -34-
                  6.2.3 Securities Outstanding.................................................................  -34-
                  6.2.4 Cancellation of Options................................................................  -34-
                  6.2.5 Dissenting Shares......................................................................  -35-
                  6.2.6 Securities Law Compliance..............................................................  -35-
                  6.2.7 Third Party Consents...................................................................  -35-
                  6.2.8 Receipt of Legal Opinion...............................................................  -35-
                  6.2.9 Auditors' Opinion and Report...........................................................  -35-
                  6.2.10  Receipt of Officers' Certificates....................................................  -35-
                  6.2.11  Documents and Instruments in Satisfactory Form.......................................  -36-
                  6.2.12  Receipt of Funds from Eldorado.......................................................  -36-
         6.3      Conditions to the Obligations of Eldorado....................................................  -36-
                  6.3.1 Accuracy of Representations and Warranties; Compliance with Covenants..................  -36-
                  6.3.2 Bringdown of Representations and Warranties............................................  -36-
                  6.3.3 Receipt of Legal Opinion...............................................................  -36-
                  6.3.4 Receipt of Officers' Certificate.......................................................  -36-
                  6.3.5 Documents and Instruments in Satisfactory Form.........................................  -37-
                  6.3.6 Receipt of Purchase Price..............................................................  -37-

ARTICLE VII Termination; Termination Fee.......................................................................  -37-
         7.1      By Mutual Agreement..........................................................................  -37-
         7.2      Regulatory Impediment........................................................................  -37-



                                      (ii)

         7.3      By CSBI......................................................................................  -37-
         7.4      By Eldorado..................................................................................  -38-
         7.5      Termination Fee..............................................................................  -39-
                  7.5.1 Amount of Termination Fee..............................................................  -39-
                  7.5.2 Additional Agreement Regarding Termination Fee.........................................  -39-
         7.6      Effect of Termination; Remedies..............................................................  -39-
                  7.6.1 General................................................................................  -39-
                  7.6.2 Remedies Cumulative Generally..........................................................  -40-
                  7.6.3 Certain Remedies Exclusive.............................................................  -40-

ARTICLE VIII  Miscellaneous....................................................................................  -40-
         8.1      Closing......................................................................................  -40-
         8.2      Expenses.....................................................................................  -41-
         8.3      Publicity....................................................................................  -41-
         8.4      Notices......................................................................................  -41-
         8.5      Entire Agreement.............................................................................  -42-
         8.6      Non-Survival of Representations, Warranties and Agreements...................................  -42-
         8.7      Benefits; Binding Effect; Assignment and Designation.........................................  -42-
         8.8      Waiver.......................................................................................  -42-
         8.9      No Third Party Beneficiary...................................................................  -43-
         8.10     Severability.................................................................................  -43-
         8.11     Counterparts.................................................................................  -43-
         8.12     Applicable Law; Consent to Jurisdiction......................................................  -43-
         8.13     Waiver of Jury Trial.........................................................................  -44-


                                      (iii)

                                    FORM OF
                               AGREEMENT OF MERGER


         This Agreement of Merger, dated as of , 1997 ("Merger Agreement") is made and entered into by ______________, a _________ corporation ("Merger Sub"), Eldorado Bancorp, a California corporation ("Eldorado"), (Merger Sub and Eldorado being collectively referred to as the "Constituent Corporations") and Commerce Security Bancorp, Inc., a Delaware corporation ("CSBI").

                                   WITNESSETH:

         WHEREAS, Eldorado and CSBI previously have entered into an Agreement and Plan of Merger (the "Agreement and Plan of Merger") providing for certain representations, warranties and agreements in connection with the transactions contemplated; and

         WHEREAS, the respective Boards of Directors of the Constituent Corporations deem it advisable and in the best interests of the Constituent Corporations and in the best interests of the respective shareholders of the Constituent Corporations that Merger Sub merge (the "Merger") with and into Eldorado.

         NOW, THEREFORE, the Constituent Corporations and CSBI hereby agree as follows:


                                   ARTICLE I.

                          The Constituent Corporations

         1.01 (a) Eldorado was organized under the laws of the State of California on __________________.

              (b) Eldorado is authorized to issue an aggregate of 12,500,000 shares of Common Stock and [5,000,000] shares of Preferred Stock.

              (c) There are currently outstanding, and as of the date and time immediately prior to the consummation of the Merger there will be outstanding, an aggregate of 3,787,492 shares of Eldorado Common Stock (the "Eldorado Common Stock") and no shares of Eldorado Preferred Stock.

         1.02 (a) Merger Sub was incorporated under the laws of the State of __________on ___________, 19__.

              (b) Merger Sub is authorized to issue an aggregate of _____________ shares of common stock ("Merger Sub Common Stock").

                  (c) There are currently outstanding, and as of the date and time immediately prior to the consummation of the Merger there will be outstanding, an aggregate of _____ shares of Merger Sub Common Stock, all of which are owned by CSBI.


                                   ARTICLE II.

                                   The Merger

         2.01 (a) This Merger Agreement has been approved by the shareholders of Eldorado and the shareholder of Merger Sub, and if all of the conditions precedent to the consummation of the Merger specified in the Agreement and Plan of Reorganization shall have been satisfied or duly waived by the party entitled to satisfaction thereof, then, unless terminated as provided in the Agreement and Plan of Merger, this Merger Agreement, along with certificates meeting the requirements of the California Corporations Code, shall be filed with the Secretary of State of California [and a Certificate of Merger meeting the requirements of the Delaware General Corporation Law shall be filed with the Secretary of State of Delaware]. Upon such filings, the Merger shall become effective at 12:01 a.m. Pacific [Standard] Time on __________________________,
1997 ("Effective Time of Merger").

              (b) At the Effective Time of the Merger, Merger Sub shall be merged into Eldorado and the separate corporate existence of Merger Sub shall thereupon cease. Eldorado shall be the surviving entity in the Merger (the "Surviving Entity") and the separate corporate existence of Eldorado, with all of its purposes, objects, rights, privileges, powers, immunities and franchises, shall continue unaffected and unimpaired by the Merger.

         2.02 (a) The Surviving Entity shall succeed to all of the rights, privileges, powers, immunities and franchises of Merger Sub, all of the properties and assets of Merger Sub and all of the debts, choses in action and other interests due or belonging to Merger Sub and shall be subject to, and responsible for, all of the debts, liabilities and obligations of Merger Sub with the effect set forth in the California Corporations Code [and the Delaware General Corporation Law].

              (b) If, at any time after the Effective Time of the Merger, the Surviving Entity shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Entity its right, title or interest in, to or under any of the rights, properties or assets of Merger Sub acquired or to be acquired by the Surviving Entity as a result of, or in connection with, the Merger or to otherwise carry out this Merger Agreement, the officers and directors of the Surviving Entity shall and will be authorized to execute and deliver, in the name and on behalf of the Constituent Corporations or otherwise, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of the Constituent Corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Entity or to otherwise carry out this Merger Agreement.


                                  ARTICLE III.

                      Manner and Basis Of Converting Shares
                         Of The Constituent Corporations

         3.01 At the Effective Time of the Merger:

              (a) Each share of Merger Sub Stock which is outstanding immediately prior the Effective Time of the Merger shall be converted at the Effective Time of the Merger into one share of Eldorado Common Stock.

              (b) Each share of Eldorado Common Stock (except for shares, if any, which shall then or thereafter constitute "dissenting shares" within the meaning of Section 1300 of the California Corporations Code ("Dissenting Eldorado Shares") and those shares of Merger Sub Common Stock converted to shares of Eldorado Common Stock pursuant Section 3.01(a) above) that is outstanding immediately prior to the Effective Time of the Merger shall be converted at the Effective Time of the Merger into the right to receive, in cash, the sum of $23.00 (the "Merger Consideration").

         3.02 Immediately after the Effective Time of the Merger and after surrender to CSBI or such other party designated by CSBI (the "Exchange Agent") of any certificate which prior to the Effective Time of the Merger shall have represented any Eldorado Shares, CSBI shall cause to be distributed to the person in whose name such certificate was issued a check in the amount of the Merger Consideration to which such person shall have been entitled. Until surrendered to the Exchange Agent, each certificate which immediately prior to the Effective Time of the Merger shall have represented any Eldorado Share shall be deemed at and after the Effective Time of the Merger to represent only the right to receive, upon surrender, the payment contemplated above.


                                   ARTICLE IV.

                                     General

         4.01 This Merger Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         4.02 Notwithstanding approval of this Merger Agreement by the shareholders of either of the Constituent Corporations, this Merger Agreement shall terminate forthwith in the event that the Agreement and Plan of Merger shall be terminated as therein provided.

         4.03 This Merger Agreement may be amended by the parties hereto at any time before or after approval hereof by the shareholders of the Constituent Corporations and CSBI, but, after any such approval, no amendment shall be made which would have a material adverse effect on the shareholders of either of the Constituent Corporations or CSBI, or change any of the principal terms of the Merger Agreement, without the further approval of such shareholders. This Merger Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

                                      * * *

         IN WITNESS WHEREOF, the parties have duly executed this Merger Agreement as of the date first written above.

                                    [MERGER SUB]


                                    By:
                                        ------------------------------------
                                         [Robert P. Keller, President]


                                    By:
                                        ------------------------------------
                                         [Michael K. Krebs, Secretary]


                                    ELDORADO BANCORP



                                    By:
                                        ------------------------------------
                                         Raymond E. Dellerba, President


                                    By:
                                        ------------------------------------
                                                            , Secretary
                                        --------------------


                                    COMMERCE SECURITY BANCORP, INC.



                                    By:
                                        ------------------------------------
                                        Robert P. Keller, President


                                    By:
                                        ------------------------------------
                                        Michael K. Krebs, Secretary